ACCOUNT PURCHASE AGREEMENT

By and Between

HII TECHNOLOGIES, INC.,

a Delaware corporation

and

HEARTLAND BANK,

As Administrative Agent

Dated as of August 12, 2014

Page

ARTICLE I  DEFINITIONS

1

ARTICLE II  SALE; PURCHASE PRICE; BILLING; RESERVE

13

Section 2.1.  Assignment and Sale

13

Section 2.2.  Purchase Price

13

Section 2.3.  Documentation

13

Section 2.4.  Billing

14

Section 2.5.  Reserve

14

Section 2.6.  Use of Proceeds

14

Section 2.7.  Term

15

ARTICLE III  REPURCHASE OF RECEIVABLES

15

Section 3.1.  Required Repurchase.

15

Section 3.2.  Effecting Repurchase.

15

ARTICLE IV  PAYMENTS

16

Section 4.1.  Place of Payment or Prepayment

16

Section 4.2.  Increased Costs

16

Section 4.3.  Taxes

16

Section 4.4.  Payments on Business Day

17

ARTICLE V  COMMITMENT FEE AND OTHER FEES AND EXPENSES

18

Section 5.1.  Commitment Fee

18

Section 5.2.  Expenses

18

Section 5.3.  Fees Fully Earned

18

Section 5.4.  Fees Not Interest; Nonpayment

18

ARTICLE VI  REPRESENTATIONS AND WARRANTIES

18

Section 6.1.  Organization and Qualification; Subsidiaries

18

Section 6.2.  Accuracy of Information

19

Section 6.3.  Authorization

19

Section 6.4.  No Conflicts

19

Section 6.5.  Enforceability

19

Section 6.6.  Accuracy of Information; No Material Adverse Change

19

Section 6.7.  Taxes

20

Section 6.8.  Litigation and Other Proceedings

20

Section 6.9.  No Defaults

20

Section 6.10.  Solvency

20

Section 6.11.  Representations and Warranties

20

Section 6.12.  Margin Regulations

21

Section 6.13.  Licenses, Permits, Trademarks, etc

21

Section 6.14.  Compliance with Governmental Requirements

21

Section 6.15.  ERISA

21

Section 6.16.  Title to Properties

21

Section 6.17.  Burdensome Contracts

21

Section 6.18.  Authorization to File

21

Section 6.19.  Approved Receivables

22

Section 6.20.  Environmental and Safety Matters

22

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ARTICLE VII  CONDITIONS

23

Section 7.1.  Conditions to Closing

23

Section 7.2.  Conditions to each Account Purchase

26

ARTICLE VIII  AFFIRMATIVE COVENANTS

26

Section 8.1.  Financial Statements and Information

26

Section 8.2.  Maintenance of Existence/Good Standing and Permits

28

Section 8.3.  Compliance With Governmental Requirements

28

Section 8.4.  Payment of Obligations

28

Section 8.5.  Notification of Material Adverse Change

28

Section 8.6.  Notification of Defaults

29

Section 8.7.  Notification of Ownership Changes

29

Section 8.8.  Notification of Lawsuits

29

Section 8.9.  Additional Information

29

Section 8.10.  Books and Records

29

Section 8.11.  Insurance

29

Section 8.12.  Deposit Relationship

30

Section 8.13.  Assignment of Contracts

30

Section 8.14.  Inspection

31

Section 8.15.  Notice to Agent

31

Section 8.16.  Other Information

31

Section 8.17.  Reports and Testing

31

Section 8.18.  Appraisal

31

Section 8.19.  Financial Covenants

31

Section 8.20.  Operations Meeting

33

Section 8.21.  Cash Collateral Account; Collections Account

33

Section 8.22.  Approved Receivables. W

33

Section 8.23.  Forms and Procedures

34

Section 8.24.  Responsibility for Use

34

Section 8.25.  Hazardous Material Laws

34

ARTICLE IX  NEGATIVE COVENANTS

35

Section 9.1.  Debt

35

Section 9.2.  Liens

35

Section 9.3.  Organizational Documents

35

Section 9.4.  No Subsidiaries

35

Section 9.5.  Dividends

36

Section 9.6.  Acquisitions

36

Section 9.7.  Mergers, Conveyances, Consolidations, etc

36

Section 9.8.  Change of Name or Location

36

Section 9.9.  Investments

36

Section 9.10.  Subordinated Debt

36

Section 9.11.  Character of Business

36

Section 9.12.  Management Change

36

Section 9.13.  Location of Collateral

36

Section 9.14.  Transactions with Affiliates

37

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ARTICLE X  EVENTS OF DEFAULT; REMEDIES

37

Section 10.1.  Events of Default

37

Section 10.2.  Remedies

39

Section 10.3.  Certain Other Remedial Matters

40

Section 10.4.  Disposition of Collateral

40

ARTICLE XI  MISCELLANEOUS

40

Section 11.1.  Waivers, Etc

40

Section 11.2.  Reimbursement of Expenses

41

Section 11.3.  Venue

41

Section 11.4.  Notices

41

Section 11.5.  GOVERNING LAW

42

Section 11.6.  Survival of Representations, Warranties and Covenants

42

Section 11.7.  Counterparts; Execution by Facsimile Transmission

42

Section 11.8.  Separability

43

Section 11.9.  Descriptive Headings

43

Section 11.10.  Setoff

43

Section 11.11.  Successors and Assigns; Participations

43

Section 11.12.  Interest

44

Section 11.13.  Indemnification

45

Section 11.14.  Payments Set Aside

46

Section 11.15.  Amendments, Etc

46

Section 11.16.  Relationship of the Parties

46

Section 11.17.  Certain Matters of Construction

47

Section 11.18.  JURY TRIAL WAIVER

47

Section 11.19.  FINAL AGREEMENT

47

ARTICLE XII

47

AGENT

47

Section 12.1.  Appointment of the Agent

47

Section 12.2.  Deposit Account with the Agent or any Lender

48

Section 12.3.  Scope of the Agent’s Duties

48

Section 12.4.  Successor Agent

48

Section 12.5.  Credit Decisions

49

Section 12.6.  Authority of the Agent to Enforce This Agreement

49

Section 12.7.  Indemnification of the Agent

49

Section 12.8.  Knowledge of Default

50

Section 12.9.  The Agent’s Authorization; Action by Lenders

50

Section 12.10.  Enforcement Actions by the Agent

50

Section 12.11.  Collateral Matters

51

Section 12.12.  The Agents in their Individual Capacities

51

Section 12.13.  The Agent’s Fees

52

Section 12.14.  Subordination Agreements

52

Section 12.15.  No Reliance on the Agent’s Customer Identification Program

52

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ACCOUNT PURCHASE AGREEMENT

This ACCOUNT PURCHASE AGREEMENT is entered into as of August 11, 2014, by and among HII TECHNOLOGIES, INC., a Delaware corporation (“HII”), APACHE ENERGY SERVICES, LLC, a Nevada limited liability company (“Apache Energy Services”), AQUA HANDLING OF TEXAS, LLC, a Texas limited liability company (“Aqua Handling”), HAMILTON INVESTMENT GROUP, an Oklahoma corporation (“HIG”), KMHVC, INC., a Texas corporation (“KMHVC”; and with HII, Apache Energy Services, Aqua Handling and HIG, the “Borrower”) and HEARTLAND BANK, an Arkansas state bank, as administrative agent (in such capacity, “Agent”), and the financial institutions from time to time signatory hereto, and their successors and assigns, including participants (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Definitions.  As used herein, the following words and terms shall have the respective meanings indicated opposite each of them:

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Accounts Receivable” shall mean all of Borrower’s accounts, instruments, contract rights, chattel paper, documents, and general intangibles arising from the sale of goods and/or the rendition of services by Borrower in the ordinary course of business, and the proceeds thereof and all security and guaranties therefor, whether now existing or hereafter created, and all returned, reclaimed or repossessed goods, and all books and records pertaining to the foregoing.

“Acquisition” shall mean any transaction or series of related transactions in which Borrower acquires stock or other equity interests in, or all or substantially all of the assets of, any Person or, in the case of a Person that is a corporation or other business entity, any division thereof.

“Affiliate” shall mean any Person controlled by, controlling or under common control with Borrower.

“Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Agreement” shall mean this Account Purchase Agreement, as the same may be amended, modified or supplemented from time to time.

“Apache Energy Services” shall have the meaning set forth in the first paragraph of this Agreement.

“Approved Receivables” means all Accounts Receivable that are accepted by the Bank for purchase under this Agreement in the Bank's sole and absolute discretion.

“Approved Uses” shall mean use of the amounts received by Borrower hereunder for (a) the payment of a portion of the acquisition price under the Purchase Agreement, (b) the refinance of certain Debt with Rosenthal & Rosenthal, Inc., (c) working capital needs of Borrower and its Subsidiaries, (d) the funding of the Debt Service Reserve Account, and (e) the payment of the all costs and expenses arising in connection with the negotiation and execution of this Agreement and the other Transaction Documents.

“Aqua Handling” shall have the meaning set forth in the first paragraph of this Agreement.

“Authorized Officer” shall mean, as to any Person, the Chairman, the President, Chief Executive Officer, Chief Financial Officer, Vice President or other officer duly authorized by the board of directors of such Person.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended, and any successor statute.

“Borrower”  shall have the meaning set forth in the first paragraph of this Agreement.

“Borrower Agent” shall mean HII.

“Business Day” shall mean any day other than Saturday, Sunday or any day on which commercial banks in Little Rock, Arkansas, are permitted or required to close.

“Capital Expenditures” means the expenditures of any Person which are capitalized on the balance sheet of such Person in accordance with GAAP (including that portion of Capitalized Lease Obligations which should be capitalized on a balance sheet of such Person in accordance with GAAP) and which are made in connection with the purchase, construction or improvement of items properly classified on such balance sheet as property, plant, equipment or other fixed assets or intangibles.

“Capitalized Lease” means, as to any Person, a lease of (or other agreement conveying the right to use) real and/or personal property to such Person as lessee, with respect to which the obligations of such Person to pay rent or other amounts are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), or with respect to which the amount of the asset and liability thereunder as if so capitalized is required to be disclosed in a note to such balance sheet.

“Capitalized Lease Obligations” means, as to any Person, the obligation of such Person to pay rent or other amounts under a Capitalized Lease and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Collateral Account” shall have the meaning set forth in Section 8.21.

“Change in Control” means any of the following events:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of Borrower (or other securities convertible into such voting stock) representing 30% or more of the combined voting power of all voting stock of Borrower or (b) HII ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries (or such lesser portion as may be owned by Borrower as of the date hereof); or (c) the occurrence of a “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to Debt of or equity in such Person.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.

“Closing Date” shall mean August 12, 2014.

“Code” shall mean the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Transaction Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” shall mean the property and collateral described in the Security Documents, which grants a Lien in favor of Agent, for the benefit of the Lenders, as security for the Obligations.

“Collections Account” shall have the meaning set forth in Section 8.21.

“Contingent Obligation” shall mean, with respect of any Person, any obligation of such Person guaranteeing or intended to guarantee any Debt or other obligation (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that notwithstanding the foregoing, the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of any Person shall be the amount of the primary obligation or such lesser amount to which the maximum exposure of such Person shall have been specifically limited.

“Credit Application and Agreement” means a Credit Application and Agreement executed by a Customer and any other agreement or documentation that governs the terms and disclosures relating to an Approved Receivable.

“Credit Memo” means a credit memo or similar evidence (whether in written or electronic form) reflecting a credit, other than a credit arising from a payment, to a Customer's account with the Borrower.

“Customer” means a debtor obligated on one or more Approved Receivables which arose from goods the Borrower sold or services it rendered to the Customer.

“Debt” shall mean, with respect to any Person at any time, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services purchased, excluding unsecured trade accounts payable within 120 days after the creation thereof, (b) all indebtedness of others for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) Capitalized Lease Obligations, (e) all obligations payable out of the proceeds of production from property of such Person, whether or not the obligation secured thereby shall have been assumed by such Person, and (f) Contingent Obligations of such Person; provided, however that “Debt” shall not include any employment agreements or pursuant to the Working Capital Adjustment provisions set forth in the Purchase Agreement.

“Debt Service Reserve Account” shall mean an account maintained with Agent, for the benefit of the Lenders, as a reserve for the payment of Debt and Interest Expense.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 10.1, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund all or any portion of a Purchase Advance within two (2) Business Days of the date the Purchase Advance was required to be funded hereunder unless such Lender notifies the Agent and the Borrowers in writing that such failure is the result of such Lender’s reasonable good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under either of clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each non-defaulting Lender.

“Distribution” by any Person, shall mean (a) with respect to any stock issued by such Person or any partnership or joint venture interest of such person, the retirement, redemption, repurchase, or other acquisition for value of such stock, partnership or joint venture interest, (b) the declaration or payment (without duplication) of any dividend or other distribution, whether monetary or in kind, on or with respect to any stock, partnership or joint venture of any Person, and (c) any other payment or distribution of assets of a similar nature or in respect of an equity investment.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Draw Request” shall have the meaning set forth in Section 2.1(f).

“EBITDA” shall mean, for any period, determined in accordance with GAAP for Borrower and its Subsidiaries on a consolidated basis, the sum of net income, less income from discontinued operations and extraordinary items, plus income taxes, plus depreciation, plus amortization, plus interest expense, plus any other non-cash expenses, each as deducted in determining such net income.  Any add-back to net income for extraordinary and non-recurring losses shall be acceptable to Majority Lenders in their sole discretion.

“ERISA” shall have the meaning set forth in Section 6.14.

“Event of Default” shall mean any of the events specified in Section 10.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Face Amount” of an Approved Receivable means on any date, the outstanding balance of such Approved Receivable (after taking into account, without duplication, all payments, returns, credits, or allowances of any nature at any time issued, owing, granted or outstanding), plus any taxes imposed in connection with such Approved Receivable.

“First Lien Leverage Ratio” shall mean, as of any date of determination for any period of determination, the ratio of (a) the sum of (i) the aggregate amount of Borrower’s Debt secured by a Lien, plus (ii) the aggregate amount outstanding under the Account Purchase Credit Agreement, to (b) Borrower’s EBITDA.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination for the applicable period of determination, the ratio of (a) Borrower’s EBITDA, minus unfinanced Capital Expenditures, to (b) the sum of (i) cash taxes paid, (ii) all Distributions made in cash, and (iii) all cash payments of principal and interest on Debt.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any government, any state or other political subdivision thereof, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, franchise, permit, certificate, license, award, authorization or other direction, guideline, or requirement of any Governmental Authority, including, without limitation, any requirement under common law.

“Guarantor” shall mean any guarantor executing a Guaranty of the Obligations in favor of Agent, for the benefit of the Lenders.

“Guaranty” shall mean individually, and “Guaranties” shall mean, collectively, the continuing guaranty of payment and performance of the Obligations, executed by each Guarantor in favor of Agent, for the benefit of the Lenders, as it may from time to time be renewed, extended, amended or restated.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by Borrower, any Guarantor or any Subsidiary, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“HIG” shall have the meaning set forth in the first paragraph of this Agreement.

“Highest Lawful Rate” shall mean, with respect to Lenders, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to any amounts due to Lenders pursuant to this Agreement or any other Transaction Document, under laws applicable to Lenders which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.  To the extent required by applicable law in determining the Highest Lawful Rate with respect to Lenders as of any date, there shall be taken into account the aggregate amount of all payments and charges theretofore charged, reserved or received by Lenders hereunder or under the other Transaction Documents which constitute or are deemed to constitute interest under applicable law.

“incur” (including the correlative terms “incurred,” “incurring,” “incurs” and “incurrence”), when used with respect to any Debt, shall mean create, incur, assume, guarantee or in any manner become liable in respect of such Debt.

“Indemnified Parties” shall have the meaning set forth in Section 11.13.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated the date hereof, by and among Agent, Lenders and the lenders party to the Term Loan Agreement.

“Interest Expense” shall mean for any period, without duplication, the aggregate of all interest expense, all prepayment charges and all amortization of debt discount and expense, including, without limitation, all net amounts payable (or receivable) under Interest Rate Agreements and all interest expense attributable to Capitalized Leases, in each instance determined in accordance with GAAP; provided, however that in no event will any dividends paid or payable in respect of the currently outstanding shares of Borrower’s Series A Convertible Preferred Stock constitute “Interest Expense”; provided, further, however that payment of interest on any promissory note which is converted into equity in Borrower shall not constitute a dividend and will be an Interest Expense.

“Interest Rate Agreement” shall mean an interest rate swap agreement, interest rate cap agreement or similar arrangement.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, or any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest.

“Invoice” means an invoice or similar evidence (whether in written or electronic form) of the terms of a non-cash sale of goods or provision of services previously made by the Borrower to a Customer.

“KMHVC” shall have the meaning set forth in the first paragraph of this Agreement.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Lien” shall mean (a) any interest in property (whether real, personal or mixed and whether tangible or intangible) which secures the payment of Debt or an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, including, without limitation, any such interest arising from (and irrespective of whether created by such owner or another Person) a mortgage, charge, pledge, security agreement, conditional sale, Capitalized Lease or trust receipt, or arising from a lease, consignment or bailment given for security purposes, and (b) any exception to or defect in the title to or ownership interest in such property, including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way and restrictive covenants (other than minor exceptions to or irregularities in the title or ownership interest in such property which do not materially impair the use of such property for its intended purpose).

“Loan” shall mean the credit facility to be funded by Lenders to Borrower pursuant to the term of this Agreement, as the same may be renewed or extended or increased from time to time.

“Majority Lenders” shall mean at any time with respect to this Agreement, Lenders holding more than 75% of the aggregate Purchase Advances; provided, that the portion of the Purchase Advances attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.

“Material Adverse Effect” shall mean any material adverse effect on (a) the financial condition, business, properties, assets, prospects or operations of Borrower or any Subsidiary, (b) the ability of any Borrower or each Guaranty to repay the Obligations owing by Borrower or such Guarantor or the ability of any Borrower or such Guarantor to perform on a timely basis any other obligations under this Agreement or any other Transaction Document to which it is a party, (c) the validity or enforceability of any Transaction Document or (d) the rights and remedies of Agent or Lenders under any Transaction Document.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Net Amount” of an Approved Receivable means the Face Amount of an Approved Receivable less the Service Charge.

“Obligations” shall mean the Loan and all of the other obligations of Borrower, the Guarantors, and the Subsidiaries now or hereafter existing under the Transaction Documents, whether for principal, interest, fees, expenses, reimbursement, indemnification or otherwise and whether such obligations are absolute or contingent, joint or several, matured or unmatured, direct or indirect.

“Officer’s Certificate” shall mean a certificate signed in the name of Borrower or any Guarantor by an Authorized Officer thereof.

“Other Taxes” shall have the meaning set forth in Section 4.3(b).

“Payment Date” shall mean the first day of each month, beginning with September 1, 2014 (or if any such date is not a Business Day, then the next preceding Business Day).

“Permitted Acquisition” shall mean any acquisition by Borrower or any Guarantor that occurs with the prior written consent of the Majority Lenders.

“Permitted Capital Leases” shall have the meaning set forth in Section 8.21 hereof.

“Permitted Investments” shall mean (a) obligations, with a maturity of less than two years, with the full faith and credit of the United States of America, (b) direct obligations of any state of the United States, or municipality therein, rated in one of the two top classifications by S&P or Moody’s and maturing within one year, (c) certificates of deposit or banker’s acceptances, maturing within two years, issued by United States commercial banks having capital, surplus and undivided profits aggregating not less than $100 million and whose unsecured long-term debt is rated in one of the two top classifications by S&P or Moody’s, (d) commercial paper of any United States corporation with a maturity of less than 270 days and which is rated in one of the two top classifications by S&P or Moody’s, and (e) investments in money market funds that invest exclusively in securities of the type described in items (a) through (d) above.

“Permitted Liens” shall mean:

(a)

any Liens on any property or asset of the Borrower or any of their Subsidiaries existing on the Closing Date set forth on Schedule 9.2

(b)

Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c)

statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by operation of law in the ordinary course of business for material amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(d)

pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Guarantor is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(e)

deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f)

judgment and attachment liens or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(g)

easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Guarantors, taken as a whole;

(h)

customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrowers or any Guarantor maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(i)

Liens securing the Obligations;

(j)

licenses and sublicenses of patents, trademarks, copyright and other intellectual property rights in the ordinary course of business; and

(k)

deposits of cash with the owner or lessor of premises leased and operated by Borrower or any of Subsidiary in the ordinary course of business to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; and

(l)

Liens securing Debt in an aggregate amount not to exceed at any time $500,000 with respect to (x) Capitalized Leases, and (y) purchase money Debt; provided, in the case of clause (x), that any such Debt shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Debt shall be secured only by the asset acquired in connection with the incurrence of such Debt and provided further, that such Debt is permitted by Section 9.1 hereof.

  “Permitted Subordinated Debt” shall mean any Debt which on its terms is satisfactory to the Majority Lenders and in all respects and subordinated in right of payment to the Obligations pursuant to a written Subordination Agreement satisfactory to Majority Lenders in all respects, including, as of the Closing Date, the Debt set forth on Schedule 4.2.

“Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

“Prime Rate” shall mean the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the

“prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by Agent as its prime rate in effect at its principal office in the State of Arkansas (such Agent announced Prime Rate not being intended to be the lowest rate of interest charged by Agent in connection with extensions of credit to debtors).

“Purchase Agreement” shall mean that certain Stock Purchase Agreement dated August 12, 2014 by and between Borrower and HIG for the acquisition of all or substantially all of the assets of HIG.

“Purchase Advance” shall mean an advance by the Lenders to Agent to facilitate the purchase of Approved Receivables pursuant to the terms hereof.

“Purchase Date” shall mean a date upon which Lender purchases an Approved Receivable hereunder.

“Repurchase Obligation” means the liability of the Borrower to the Lender under this Agreement in an amount equal on any date to the Face Amount of Approved Receivables on that date, plus attorneys' fees (if incurred) and accrued and unpaid finance charges related to such Approved Receivables

“Reserve” means funds of the Borrower used to provide for the funding of the Borrower's Repurchase Obligation.

“Reserve Account” means the deposit account of the Borrower containing the Reserve established pursuant to Section 2.5 of this Agreement.

“S&P” shall mean Standard & Poor’s Rating Group and any successor thereto.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Security Agreements” shall mean, collectively, (a) that certain Security Agreement, dated as of the Closing Date executed by Borrower in favor of Agent, for the benefit of the Lenders, (b) that certain Security Agreement, dated as of the Closing Date executed by KMHVC in favor of Agent, for the benefit of the Lenders, (c) that certain Security Agreement, dated as of the Closing Date executed by Aqua Handling in favor of Agent, for the benefit of the Lenders, (d) that certain Security Agreement, dated as of the Closing Date executed by Apache Energy Services in favor of Agent, for the benefit of the Lenders, and (e) that certain Security Agreement, dated as of the Closing Date executed by HIG in favor of Agent, for the benefit of the Lenders.

“Security Documents” means each and every security agreement, guaranty, pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to Agent, for the benefit of the Lenders from time to time to secure the Obligations, or any portion thereof, including, without limitation, the Security Agreements, and the Guaranties.

“Service Charge” means a discount equal to one and one half percent (1.50%) of the Face Amount of each Approved Receivable the Borrower offers to the Lender that is acquired by the Lender. The Borrower acknowledges that the Service Charge is a discount for value and in no event constitutes interest or a similar charge, and that the transactions described in this Agreement are not transactions for the use, forbearance or detention of money.   The Service Charge has been agreed upon by the parties and represents a reasonable and customary fair market value discount.

“Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, association, bank or other business entity of which fifty percent (50%) or more of the indicia of equity rights is at the time directly or indirectly owned by Borrower or any Subsidiary.

“Subordination Agreements” shall mean each and every subordination agreement between Agent and another creditor of Borrower, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Permitted Subordinated Debt owing from Borrower and the Liens securing such Debt, if any, granted by Borrower to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of each such Subordination Agreements to have been agreed to by and be acceptable to the Majority Lenders in the exercise of their sole discretion.

“Tangible Net Worth” shall mean on any date of determination, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, intellectual property, and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers, any Subsidiary or any Affiliate, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.

“Taxes” shall have the meaning set forth in Section 4.3(a).

“Term Loan” shall mean a term loan in the original principal amount of $12,000,000 made pursuant to the Term Loan Credit Agreement, as the same may be increased with the express written consent of all of the Lenders.

“Term Loan Credit Agreement” means that certain Credit Agreement dated of even date herewith by and between Borrower and Lender, whereby Lender has agreed to make available to Borrower the Term Loan.

“Total Liabilities” shall mean on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Debt.

“Transaction Documents” shall mean this Agreement, the Guaranties, the Security Agreements, and all instruments, certificates and agreements now or hereafter executed or delivered to Lenders pursuant to any of the foregoing and the transactions connected therewith, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

ARTICLE II

SALE; PURCHASE PRICE; BILLING; RESERVE

Section 2.1.  Assignment and Sale.  Agent, for the benefit of the Lenders, hereby purchases from Borrower, and Borrower hereby assigns and sells to the Agent, for the benefit of the Lenders, as absolute owner, Borrower's entire interest in such of its currently outstanding Approved Receivables as are detailed and attached as Exhibit A to this Agreement, as well as its future Approved Receivables represented by Invoices Borrower delivers to Agent, for the benefit of the Lenders.  Borrower acknowledges that the Approved Receivables listed on Exhibit A are not now, nor have they ever been declared to be in default.   The total outstanding Face Amount of Approved Receivables purchased by the Lender will never exceed $6,000,000 (the “Facility Limit”), unless agreed to by the Majority Lenders.  Borrower, Agent and Lenders agree that: (a) Borrower will submit to Agent all Invoices representing receivables arising from all sales of goods or rendering of services to Customers for the Agent’s determination of acceptability as Approved Receivables; (b) the transactions contemplated by this Agreement are account purchase transactions; (c) the Approved Receivables are purchased by Agent, for the benefit of the Lenders, from Borrower at a discount; (d) the purchase and sale of the Approved Receivables vests absolute right, title and ownership of such Approved Receivables together with all benefits of ownership, including servicing rights and rights to verify Approved Receivables with Customers, in Agent, for the benefit of the Lenders; and (e) the Borrower has no right to reacquire, redeem, or otherwise obtain title to the Approved Receivables or any proceeds thereof.  Borrower further sells and assigns to Agent, for the benefit of the Lenders, all of Borrower’s rights as an unpaid vendor, lienor, or lienholder, all of its related rights of stoppage in transit, replevin and reclamation, and rights against third parties (all of which will constitute part of the Approved Receivables), and agrees to cooperate with Agent and the Lenders in their exercise of these rights. Borrower, Agent and the Lenders agree to execute and deliver such further instruments, documents and endorsements as may be necessary to accomplish the sales and purchases described herein and to carry out the purposes of this Agreement.

Section 2.2.  Purchase Price.   The purchase price of the Approved Receivables will be equal to the Net Amount.  Within three (3) Business Days after delivery of acceptable Invoices to Agent, the Lenders will pay the purchase price for any Approved Receivable to Borrower by crediting the Net Amount, less the Reserve, to the Borrower’s Cash Collateral Account and by crediting the Reserve to the Borrower’s Reserve Account.  Borrower and the Lenders have agreed upon the purchase price of the Approved Receivables as reasonably reflecting their fair market value.

Section 2.3.  Documentation.  Borrower will provide Agent with appropriate Credit Applications and Agreements, Invoices, Credit Memos, and payment information (if applicable) related to all sales and services creating Approved Receivables of Customers, and such other documents and proof of delivery of goods or rendering of services as Agent may reasonably require.  As to the Approved Receivables described on Exhibit A, the payment of the purchase price by the Lenders will be conclusive evidence of assignment and sale, and, if Agent so requires, any Invoices the Borrower may later send (if any) will clearly indicate that the related Approved Receivables have been assigned, sold, and are payable to the Agent only, for the benefit of the Lenders.

Section 2.4.  Billing.  Upon request by Borrower, Agent will send a monthly statement to all Customers itemizing their account activity during the preceding billing period, unless otherwise agreed to by the parties.  All Customers will be instructed by Borrower to make payments to the Collections Account.  All payments received from or for the account of a Customer will be applied to the obligations of that Customer.  Payment will be deemed made when received by Agent, for the benefit of the Lenders and upon such receipt Borrower will receive credit within three (3) Business Days on such funds in determining availability for future acquisitions hereunder.  All variations, modifications or extensions of indebtedness on Approved Receivables sold to Agent, for the benefit of the Lenders, under this Agreement will be made only by Agent, upon the approval of the Majority Lenders.  Nothing in this Agreement authorizes Borrower to collect Approved Receivables sold to Agent, for the benefit of the Lenders.  In the event Borrower receives payments on any Approved Receivables, it will receive those payments in trust for Agent, for the benefit of the Lenders, and will remit them to Agent, for the benefit of the Lenders, no later than the next Business Day.  Borrower will pay to Agent, for the benefit of the Lenders, any finance charges incurred by a Customer pursuant to the applicable Credit Application and Agreement or terms of sale because of delay on Borrower's part in delivering payments or Credit Memos to the Agent.

Section 2.5.  Reserve. Agent will retain a portion of the sums payable from the Lenders to the Borrower as a Reserve, the amount of which Agent may adjust from time to time in its reasonable discretion, to provide for satisfaction of the Borrower's Repurchase Obligation.  The Reserve will be held in a separate interest-bearing account with Agent for the benefit of Borrower.  The amount of the Reserve will be:

(a)   ten percent (10%) of the Face Amount of all Approved Receivables purchased by Agent, for the benefit of the Lenders, that are less than thirty (30) days past due or less than sixty (60) days from invoice date;

(b)  twenty-five percent (25%) of the Face Amount of all Approved Receivables purchased by Agent, for the benefit of the Lenders, between sixty-one (61) and ninety (90) days from invoice date;

(c)  subject to Agent’s right pursuant to Section 3.1 of this Agreement to require Borrower to repurchase Approved Receivables, fifty percent (50%) of the Face Amount of all Approved Receivables purchased by Agent, for the benefit of the Lenders, between ninety-one (91) and one hundred twenty (120) days from invoice date; and

(d)  if the Agent elects to purchase such Approved Receivables, one-hundred percent (100%) of the Face Amount of all Approved Receivables initially purchased by the Agent, for the benefit of the Lenders, that are greater than one hundred twenty-one (121) days from invoice date.

Section 2.6.  Use of Proceeds.  The proceeds of all purchases received by Borrower pursuant to this Agreement shall be solely for Approved Uses.

Section 2.7.  Term.  This Agreement shall terminate on August 12, 2015, upon which such date Agent may require Borrower to repurchase any or all outstanding Approved Receivables pursuant to the terms of Article III below.

ARTICLE III

REPURCHASE OF RECEIVABLES

Section 3.1.  Required Repurchase. With respect to any Approved Receivables initially purchased by Agent, for the benefit of the Lenders, Agent may require Borrower to repurchase all or any portion of such Approved Receivables from any particular Customer if any minimum payment due on one or more of such Approved Receivables remains unpaid following ninety (90) days after its invoice date.  With respect to any Approved Receivables purchased after the Agent's initial purchase, Agent may require Borrower to repurchase all or any portion of such Approved Receivables from any particular Customer if any minimum payment due on one or more of such Approved Receivables remains unpaid following ninety (90) days after its invoice date.  For purposes of this Agreement, the aging status of Approved Receivables purchased from Borrower, as shown on the aging report of Approved Receivables produced or generated by Agent, will be deemed conclusive (absent manifest error) in determining which Approved Receivables Agent may require Borrower to repurchase.  Regardless of when purchased, Agent may require Borrower to repurchase all or any portion of such Approved Receivables from any particular Customer if such Customer is bankrupt or insolvent, or if any dispute arises with a Customer regarding such Approved Receivables (including, but not limited to, any alleged deduction, defense, offset or counterclaim).  Agent may require Borrower to repurchase any or all outstanding Approved Receivables (a) upon a Default or Event of Default, or (b) upon the termination of this Agreement.  Any decision by the Lender to require repurchase of less than the maximum amount permitted by this Agreement will not be deemed a waiver of Agent’s rights to require such repurchase to the maximum extent permitted in this Agreement.

Section 3.2.  Effecting Repurchase. Should Agent require repurchase of one or more Approved Receivables, Borrower will be liable to Agent, for the benefit of the Lenders, for payment of the Repurchase Obligation with respect to such Approved Receivables. Upon a Default, Event of Default, or termination under this Agreement, the Repurchase Obligation will also include the amount of all indemnities and other obligations of Borrower arising under this Agreement. Without notice to or demand on Borrower, Agent may debit the amount of such Repurchase Obligation (and any amount necessary to bring the Reserve to the level required by Agent in its sole and reasonable discretion) against the Borrower’s Reserve Account, or any other deposit account of Borrower with Agent or any Lender.  In the event such accounts contain insufficient funds for Agent's debit, or Agent elects not to make such debit, Borrower agrees to pay any such deficiency or shortfall on demand. Agent will have no undertaking with respect to the billing or collection of Approved Receivables so repurchased. As permitted by applicable Governmental Requirements, if the Repurchase Obligation is not paid in full after demand, Borrower authorizes any attorney to appear for Borrower in any court of record in the United States, and to confess judgment for such amount as may appear to be unpaid, together with any allowable fees for collection of the judgment.

ARTICLE IV

PAYMENTS

Section 4.1.  Place of Payment.  All payments made in accordance with the provisions of this Agreement shall be made to Agent, for the benefit of the Lenders, no later than 10:00 a.m. (Little Rock, Arkansas time) in immediately available funds at the address referred to in Section 11.4.

Section 4.2.  Increased Costs.

(a)  Notwithstanding any other provision herein, but subject to Section 11.12, if any Governmental Requirement or the introduction or effectiveness of any applicable Governmental Requirement or any change in any Governmental Requirement or in the interpretation or administration thereof, or compliance by any Lender (or any lending office of any Lender) with any applicable guideline or request from any central bank or Governmental Authority (whether or not having the force of a Governmental Requirement) either (i) shall impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against loans made or commitments entered into by a Lender, or (ii) shall impose on any Lender any other conditions affecting this Agreement; and the result of any of the foregoing affects or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) then, subject to Section 11.12 hereof, Borrower shall pay to Agent, for the benefit of such Lender, such additional amount or amounts as will compensate such Lender for such actual reduction suffered. Notwithstanding the foregoing, in no event shall the compensation payable under this Section 4.2 (to the extent, if any, constituting interest under applicable laws) together with all amounts constituting interest under applicable laws and payable in connection with this Agreement and the other Transaction Documents, exceed the Highest Lawful Rate.

(b)  Agent will notify Borrower of any event which will entitle any Lender to compensation pursuant to subsection (a) above.  A certificate of such Lender setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender as specified in subsection (a) above shall be conclusive absent manifest error.  Borrower agrees to pay to Agent, for the benefit of such Lender, for the account of such Lender the amount shown as due on any such certificate within fifteen (15) days after its receipt of the same.

(c)  Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to the Loan shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to the Loan.

Section 4.3.  Taxes.

(a)  Subject to Section 11.12, any and all payments by Borrower hereunder or under the other Transaction Documents shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including, without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any jurisdiction (or any political subdivision thereof) of which Borrower or any Subsidiary is organized or doing business, excluding, taxes imposed on a Lender’s net income (including penalties and interest payable in respect thereof) and franchise taxes imposed on a Lender, by the jurisdiction under the laws of which a Lender is organized or any political subdivision thereof (all such non-excluded taxes, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  Subject to Section 11.12 hereof, if Borrower shall be required by Governmental Requirement to deduct any Taxes from or in respect of any sum payable hereunder or under the other Transaction Documents to a Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.3) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Governmental Requirement.  If requested by a Lender, Borrower shall confirm that all applicable Taxes, if any, imposed on it by virtue of the transactions under this Agreement have been properly and legally paid by it to the appropriate taxing authorities by sending either (A) official tax receipts or notarized copies of such receipts to such Lender within thirty (30) days after payment of any applicable tax or (B) a certificate executed by an Authorized Officer of Borrower confirming that such Taxes have been paid, together with evidence of such payment.

(b)  In addition, subject to Section 11.12 hereof, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the other Transaction Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the other Transaction Documents (hereinafter referred to as “Other Taxes”).

(c)  Subject to Section 11.12 hereof, Borrower will indemnify Agent and Lenders for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.3) paid by Agent or any Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days from the date Agent or any Lender makes written demand therefor.

(d)  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreement and obligations of Borrower contained in this Section 4.3 shall survive the termination of this Agreement and the payment in full of all amounts payable hereunder.

Section 4.4.  Payments on Business Day.  Whenever any payment or prepayment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

ARTICLE V

COMMITMENT FEE AND OTHER FEES AND EXPENSES

Section 5.1.  Commitment Fee.  Borrower agrees to pay to Agent, for the pro rata benefit of the Lenders, on the Closing Date, a fully earned, nonrefundable commitment fee in respect of the commitment of Lenders hereunder to Borrower in the amount of $60,000.

Section 5.2.  Expenses.  Borrower agrees to pay to Agent and to Lenders when due (or, if no stated due date, upon demand by Agent or such Lender) all expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Closing Date.

Section 5.3.  Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Agent, as approved by the Majority Lenders, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or Lenders pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make loans and advances hereunder.

Section 5.4.  Fees Not Interest; Nonpayment.  The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and, subject to Section 11.12, the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement.  Fees shall be payable when due in Dollars and in immediately available funds.  Subject to Section 11.12 hereof, all fees, including, without limitation, the fees referred to in Section 5.1 and any other fees payable pursuant to this Agreement, shall be non-refundable, and shall, to the fullest extent permitted by Governmental Requirement, bear interest, if not paid when due, at a rate per annum equal to the lesser of (a) 5% above the Applicable Rate or (b) the Highest Lawful Rate.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that after giving effect to the use of the amounts available hereunder for the Approved Uses:

Section 6.1.  Organization and Qualification; Subsidiaries.  Borrower, each Guarantor, and each Subsidiary is (i) duly organized, validly existing and in good standing under the laws of the state of its organization and has full legal right, power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents executed by it, and (ii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business it conducts makes such qualification necessary or desirable, except where any failure to be qualified could not be expected to have a Material Adverse Effect.  All of Borrower’s Subsidiaries are identified in Schedule 6.1 hereto.  Borrower owns all of the issued and outstanding stock or equity interests of such Subsidiaries, as applicable and there are no outstanding warrants or requirements of any type for the issuance of additional shares in such Subsidiaries.

Section 6.2.  Accuracy of Information.  (a) Borrower’s and each Guarantor’s exact legal name is that indicated on Schedule 6.2 hereto; (b) Borrower, each Guarantor and each Subsidiary is an organization of the type and is organized in the jurisdiction set forth on Schedule 6.2 hereto; (c) Schedule 6.2 hereto accurately sets forth Borrower’s, each Guarantor’s and each Subsidiary’s organizational identification number or accurately states that Borrower, such Guarantor or such Subsidiary has none; (d) Schedule 6.2 hereto accurately sets forth Borrower’s, each Guarantor’s and each Subsidiary’s chief executive office as well as Borrower’s mailing address (if different than its chief executive office); and (e) except as disclosed on Schedule 6.2 hereto, none of Borrower, any Guarantor or any Subsidiary (and each of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction.

Section 6.3.  Authorization.  Borrower’s, each Guarantor’s, and each Subsidiary’s execution, delivery and performance of the Transaction Documents executed by it (i) have been duly authorized by all necessary action under such Person’s organizational documents and otherwise, (ii) do not and will not require any consent of any other person or entity, and (iii) do not and will not require any consent, license, permit authorization or other approval (including foreign exchange approvals) of any Governmental Authority, or any notice to, exemption by, any registration, declaration or filing with or the filing of any other action in respect of any Governmental Requirement.

Section 6.4.  No Conflicts.  Neither execution or delivery by Borrower, any Guarantor, or any Subsidiary of any Transaction Document nor the fulfillment of or compliance with its terms and provisions will (i) to the Borrower’s or any Guarantor’s knowledge violate any Governmental Requirement of any Governmental Authority or the basic organizational documents of such Person or (ii) conflict with or result in a breach of the terms, conditions or provisions of, or cause a default under, any material agreement, instrument, franchise,  license or concession to which such Person is a party or bound, except where any such violation, conflict or default could not be expected to have a Material Adverse Effect.

Section 6.5.  Enforceability.  Each Loan Document to which Borrower, any Guarantor, or any Subsidiary is a party has been duly and validly executed, issued and delivered by Borrower, such Guarantor, or such Subsidiary.  They are in proper legal form for prompt enforcement and they are Borrower’s, such Guarantor’s or such Subsidiary’s, as applicable, valid and legally binding obligations enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 6.6.  Accuracy of Information; No Material Adverse Change.  All information supplied to Agent or Lenders and all statements made to Agent or Lenders by or on behalf of Borrower, any Guarantor, or any Subsidiary in connection with this Agreement or any Transaction Document are and will be true, correct, complete, valid and genuine in all material respects.  Each of Borrower’s, each Guarantor’s and each Subsidiary’s financial statements furnished to Agent fairly presents the financial condition and results of operations of Borrower or such Guarantor and its Subsidiaries, on a consolidated basis, as of its date and for the period then ended.  No material adverse change has occurred in the financial condition or results of operations reflected in any such statements since their dates, and all assets listed on such statements are subject to Borrower’s or the applicable Guarantor’s or Subsidiary’s management control and disposition and, except as shown therein, are available to satisfy any claim rightfully made pursuant to the Transaction Documents executed by Borrower, any Guarantor or any Subsidiary.  There has been no material adverse change in the financial condition or results of operations of Borrower, any Guarantor or any Subsidiary since May 31, 2014., except for such changes set forth on Schedule 6.6 hereof.

Section 6.7.  Taxes.  Borrower, each Guarantor, and each Subsidiary has filed all tax returns required to be filed and paid all taxes shown thereon to be due by the due date or extension thereof, including interest and penalties, except for taxes being diligently contested in good faith and for payment of which adequate reserves have been set aside.

Section 6.8.  Litigation and Other Proceedings.  Schedule 6.8 sets forth all pending actions, suits or proceedings of any kind by or against Borrower, any Guarantor, any Subsidiary or any Collateral pending in any court or before any Governmental Authority.  There is no action, suit or proceeding pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, any Guarantor, any Subsidiary or any Collateral, at law or in equity, or before or by any Governmental Authority, which might result in any material adverse change in Borrower’s, any Guarantor’s, or any Subsidiary’s business or financial condition or in any Collateral or in other material property of Borrower, any Guarantor or any Subsidiary, or any interest in therein.

Section 6.9.  No Defaults.  None of Borrower, any Guarantor, or any Subsidiary is in default with respect to any Governmental Requirement, in the payment of any debt for borrowed money or under any agreement or other papers evidencing or securing any such debt, which has not been waived.

Section 6.10.  Solvency.  Borrower, each Guarantor, and each Subsidiary is solvent and no bankruptcy or insolvency proceedings are pending or contemplated by or, to Borrower’s knowledge, against Borrower, any Guarantor, or any Subsidiary.  Borrower’s, each Guarantor’s, and each Subsidiary’s liabilities and obligations under this Agreement and the other Transaction Documents do not and will not render Borrower, any Guarantor or any Subsidiary insolvent, cause Borrower’s, any Guarantor’s, or any Subsidiary’s liabilities to exceed Borrower’s, such Guarantor’s or such Subsidiary’s assets or leave Borrower, any Guarantor or any Subsidiary with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.

Section 6.11.  Representations and Warranties.  No representation or warranty contained in any Transaction Document executed by Borrower, any Guarantor, or any Subsidiary and no statement contained in any certificates, schedule, list, financial statement or other papers furnished to Agent by or on behalf of Borrower, any Guarantor, or any Subsidiary contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, provided that, insofar as the foregoing representation and warranty addresses information provided to Borrower, any Guarantor, or any Subsidiary by customers, such representation and warranty is based solely upon investigation made by Borrower, any such Guarantor, or any such Subsidiary in the normal course of business.

Section 6.12.  Margin Regulations.  None of the proceeds of the Loan will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 6.13.  Licenses, Permits, Trademarks, etc.  Borrower, each Guarantor and each Subsidiary possesses all material permits, licenses, patents, trademarks, trade names and copyrights required to conduct its business.  Schedule 6.13 sets forth all permits, licenses, patents, trademarks, trade names and copyrights required to conduct its business.

Section 6.14.  Compliance with Governmental Requirements.  Borrower, each Guarantor, each Subsidiary and the property of Borrower, each Guarantor and each Subsidiary covered by the Transaction Documents are in compliance with all Governmental Requirements and Borrower, each Guarantor and each Subsidiary manages and operates (and will continue to manage and operate) its business in accordance with good industry practices, except where any non-compliance could not be expected to have a Material Adverse Effect.

Section 6.15.  ERISA.  No event has occurred which could result in liability on Borrower, any Guarantor, or any Subsidiary to the Pension Benefit Guaranty Corporation.  Borrower, each Guarantor and each Subsidiary, as applicable, have met all requirements with respect to funding of each plan (a “Plan”) maintained for any of Borrower’s or any Subsidiary’s employees subject to Title IV of the Employee Retirement Benefit Act of 1974, as amended, and related regulations (“ERISA”), if any exists.  No event or condition has occurred that would permit any lien under ERISA to attach to any of the Collateral.

Section 6.16.  Title to Properties.  Except as set forth on Schedule 6.16, Borrower, each Guarantor, and each Subsidiary have good, sufficient and legal title to, or valid leasehold interest in, all of the assets listed on its balance sheet, and the Collateral is subject to no Liens (other than Permitted Liens) in any jurisdiction.  The Collateral is not in the possession of any third party bailee (such as a warehouse).  In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Agent and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent for the benefit of the Lenders.

Section 6.17.  Burdensome Contracts.  None of Borrower, any Guarantor, or any Subsidiary is a party to any contract or agreement or subject to any restriction which could reasonably be expected to have a Material Adverse Effect.

Section 6.18.  Authorization to File.  Borrower hereby authorizes Agent to file financing statements and financing statement amendments without notice to Borrower, with all appropriate jurisdictions, as Agent deems appropriate, in order to perfect or protect Agent’s and Lenders’ interest in the Collateral.

Section 6.19.  Approved Receivables.  (a) Borrower’s Approved Receivables are currently and were at the time of their creation, bona fide and existing obligations of Customers of the Borrower arising out of its sales or services, free and clear of all security interests, liens, and claims whatsoever of third parties; (b) the documentation under which the Approved Receivables are payable authorize the payee to charge and collect interest at the rate provided in such documentation; (c) all Approved Receivables and all documents and practices related to them comply with all Governmental Requirements; and (d) the Approved Receivables will be paid by Customers prior to the date of required repurchase or will be subject to repurchase by the Borrower pursuant to Sections 3.1 and 3.2.

Section 6.20.  Environmental and Safety Matters.  (a) All facilities and property owned or leased by Borrower, any Guarantor or any Subsidiary are in compliance with all Hazardous Material Laws; (b) there have been no unresolved and outstanding past, and there are no pending or to the knowledge of Borrower, any Guarantor or Subsidiary threatened: (i) claims, complaints, notices or requests for information received by Borrower, any Guarantor or any Subsidiary with respect to any alleged violation of any Hazardous Material Law, or (ii) written complaints, notices or inquiries to Borrower, any Guarantor or any Subsidiary regarding potential liability of Borrower, any Guarantor or any Subsidiary under any Hazardous Material Law; and (c) to the knowledge of Borrower, any Guarantor or any Subsidiary no conditions exist at, on or under any property now or previously owned or leased by Borrower, any Guarantor or any Subsidiary which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

Section 6.21.  Material Contracts.  Schedule 6.17 sets forth an accurate list of all material leases, contracts, agreements and commitments to which Borrower, any Guarantor, or any Subsidiary is a party or by which it is bound, including, without limitation, any real or personal property leases to which Borrower, any Guarantor, or any Subsidiary is a party the terms of which involve the receipt or payment of not less than $100,000 (collectively, the “Material Contracts”).  Each of the Material Contracts is in full force and effect and Borrower, such Guarantor, or such Subsidiary, as applicable, has satisfied in full or provided for all of its liabilities and obligations under such Material Contract requiring performance prior to the date hereof in all material respects, and is not in material default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default.

Section 6.22.  Purchase Agreement.  The execution, delivery and performance of the Purchase Agreement have been duly authorized by all necessary action on the part of Borrower, HIG and any other parties thereto.  The Purchase Agreement constitutes the valid, binding and enforceable obligation of each party thereto, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and are in full force and effect without default or waiver of any of the conditions thereunder.  Agent has received complete copies of the Purchase Agreement and all related documents with respect to the acquisition of HIG executed in connection therewith (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto), and all amendments, waivers and other side letters or agreements relating thereto.  None of such agreements or documents have been waived except pursuant to a written instrument or agreement which has heretofore been delivered to Agent.  The transactions contemplated by the Acquisition Documents have been consummated in accordance with the terms thereof.  Subject to the filing of applicable lien releases as required by the Purchase Agreement, Borrower did not assume, permit, accept, or otherwise grant any liens, security interests or other encumbrances other than Permitted Liens.

Section 6.23.  Real Property.  Promptly after Borrower has acquired any interest in real property (including leasehold interests in real property), Borrower will give Agent notice of its acquisition of  such real property in such detail as Agent and Lenders shall reasonably require.  Concurrently with the acquisition by Borrower following the Closing Date of any real estate, Borrower will deliver or cause to be delivered to Agent, with respect to such real estate, (i) a mortgage or deed of trust, as applicable, in form and substance reasonably satisfactory to Agent, (ii) an ALTA lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent in form and substance and in amounts reasonably satisfactory to Majority Lenders insuring Agent’s first priority Lien on such real estate, for the benefit of Lenders, free and clear of all defects and encumbrances except Permitted Liens, (iii) a current ALTA survey, certified to Agent and Lenders by a licensed surveyor, in form and substance reasonably satisfactory to Majority Lenders, (iv) a certificate, in form and substance reasonably acceptable to Agent, from a national certification agency acceptable to Agent, indicating whether such real estate is located in a special flood hazard area and (v) in the case of real estate that consists of a leasehold estate, such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such real estate as may be requested by Majority Lenders, all of which shall be in form and substance reasonably satisfactory to Majority Lenders.

ARTICLE VII

CONDITIONS

Section 7.1.  Conditions to Closing.  No Lender will not be obligated to make a Purchase Advance hereunder unless all of the following conditions shall be satisfied:

(a)  Approvals.  Prior to the Closing Date, Borrower, each Guarantor and each Subsidiary shall have obtained all orders, approvals or consents of all Persons required for the execution, delivery and performance by Borrower and each Subsidiary of the Transaction Documents to which each such Person is a party.

(b)  Compliance with Law.  The business and operations of Borrower, each Guarantor and each Subsidiary as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the Closing Date shall have been and shall be in compliance, to the satisfaction of the Majority Lenders, with all applicable Governmental Requirements. No Governmental Requirement shall prohibit the transactions contemplated by the Transaction Documents, no order, judgment or decree of any Governmental Authority shall exist, and no litigation shall be pending or, to the best knowledge of Borrower, threatened, which in the judgment of any Lender (A) would enjoin, prohibit or restrain the transactions contemplated by the Transaction Documents or (B) could have a Material Adverse Effect.

(c)  Financial Statements.  On the Closing Date, Agent and each Lender shall have received and reviewed: (i) internally prepared, consolidated financial statements of Borrower and its Subsidiaries as of June 30, 2014; (ii) a certificate dated the Closing Date of the chief financial officer of Borrower certifying that the financial position of Borrower and its Subsidiaries as of the Closing Date is not materially different from that presented in the June 30, 2014 consolidated balance sheet of Borrower and its Subsidiaries attached to such certificate; and (iii) for any Guarantor which is not otherwise included in the financial statements delivered pursuant to clause (i) above, the financial statements and certificate required in clauses (i) and (ii) above.

(d)  Insurance.  Agent shall have received evidence satisfactory to it of the existence of all insurance policies required by the Transaction Documents, such policies designating Agent as the loss payee, providing for the giving of at least thirty (30) days’ notice to Agent of cancellation or material modification thereof, and otherwise complying with the provisions of Section 8.11. Agent shall have received such agreements, guaranties (including without limitation the guaranties of each corporate Affiliate of Borrower), subordinations (as to payment liens and security interests or both), releases and other agreements and assurances from other creditors of Borrower, any Guarantor, or any Subsidiary as Agent shall reasonably require.

(e)  Required Equity.  Agent and each Lender shall have received evidence satisfactory to Agent and each Lender of Borrower’s receipt of cash equity proceeds totaling no less than $2,750,000 on terms acceptable to Agent and each Lender.

(f)  Payment of Fees and Expenses.  Agent, for the benefit of the Lenders, shall have received payment of (i) all fees described in Section 5 hereof and (ii) without limiting the obligations of Borrower under Section 11.2, the reasonable expenses of, or incurred by, Agent, any Lender and their respective counsel, to the extent billed as of the Closing Date, in connection with the negotiation and closing of the transactions contemplated herein.

(a)  Background Checks.  Agent and Lenders shall have received and be satisfied with background checks on key managers of Borrower as Majority Lenders shall designate.

(b)  Key Man Life Insurance.  Agent shall have received evidence of the assignment of life insurance policy and the proceeds payable thereunder, insuring the life of Matthew Flemming in an amount at least equal to Two Million Five Hundred Thousand Dollars ($2,500,000).

(c)  Required Documents and Certificates.  On the Closing Date, Agent shall have received the following, in each case in form, scope and substance satisfactory to Agent:

(i)  the Security Agreements;

(ii)  the Guaranties;

(iii)  a fully executed copy of the Purchase Agreement and all related documents with respect to the acquisition of HIG executed in connection therewith;

(iv)  evidence satisfactory to Agent and each Lender, in Agent and each Lender’s sole discretion, confirming that Borrower’s EBITDA plus the EBITDA generated by the assets to be acquired pursuant to the Purchase Agreement equal or exceed in the aggregate $6,000,000, as determined as of May 31, 2014 (on a trailing 12-month basis);

(v)  [reserved];

(vi)  the original stock certificates evidencing all of the shares of stock of KMHVC and HIG which are issued and outstanding, together with related stock powers executed in blank by the appropriate Person;

(vii)  an Officer’s Certificate from Borrower, each Guarantor and each Subsidiary executing a Transaction Document dated as of the Closing Date certifying, inter alia, (A) the Articles of Incorporation or Bylaws (or equivalent corporate documents), as amended and in effect, of Borrower, each Guarantor and each Subsidiary; (B) resolutions duly adopted by the Board of Directors (or equivalent governing body) of Borrower, each Guarantor and each Subsidiary authorizing the transactions contemplated by the Transaction Documents to which it is a party; and (C) the incumbency and specimen signatures of the officers of Borrower, each Guarantor and each Subsidiary authorized to execute documents on its behalf;

(viii)  a certificate from the appropriate public official of the jurisdiction in which Borrower, each Guarantor and each Subsidiary is organized as to the continued existence and good standing of Borrower, each Guarantor and each Subsidiary;

(ix)  a certificate from the appropriate public official of each jurisdiction in which Borrower, each Guarantor and each Subsidiary is authorized and qualified to do business as to the due qualification and good standing of Borrower, each Guarantor and each Subsidiary unless failure is not reasonably likely to have a Material Adverse Effect;

(x)  a legal opinion in form, substance and scope reasonably satisfactory to Agent from counsel for, and issued upon the express instructions of, Borrower, each Guarantor and each Subsidiary;

(xi)  certified copies of Requests for Information of Copies (Form UCC-11), or equivalent reports, listing all effective financing statements which name Borrower, any Guarantor or any Subsidiary (under its present name, any trade names and any previous names) as debtor and which are filed, together with copies of all such financing statements;

(xii)  all federal and state tax returns for the last three (3) years for Borrower, each Guarantor and each Subsidiary and such other financial information as Agent shall require; and

(xiii)  such other documents as Agent shall reasonably request.

Section 7.2.  Conditions to each Account Purchase.  Lender will not be obligated to purchase any Approved Receivable hereunder unless Lender shall elect to purchase such Approved Receivable, in its sole discretion, and all of the following conditions shall be satisfied at the time of such purchase:

(a)  Representations and Warranties.  The representations and warranties made, or deemed made, in or pursuant to this Agreement and the other Transaction Documents shall be true and correct as of the date of the contemplated purchase as though originally made on such date, and Lender shall have received a certificate from the chief financial officer of Borrower certifying that: (i) the representations and warranties of Borrower, each Guarantor and each Subsidiary contained in the Transaction Documents (other than those representations and warranties limited by their terms to a specific date) shall be true and correct on and as of the particular Purchase Date, as though made on and as of such date; (ii) no Event of Default or Default has occurred and is continuing; and (iii) no event has occurred since the date of the most recent financial statements delivered pursuant to Section 8.1(a), that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(b)  No Default.  No Event of Default or Default shall have occurred and be continuing.

(c)  Other Documentation and Information.  Lender shall have received such other evidence, documentation and information as Lender may reasonably request.

Section 7.3.  Post-Closing Conditions. Borrower shall cause the conditions set forth on Schedule 7.3 hereto to be satisfied in full, on or before the date specified for each such condition, time being of the essence, and each to be satisfactory, in form and substance as acceptable to Majority Lenders in their sole discretion.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as Borrower may request that Lender purchase Approved Receivables under this Agreement and until payment in full of the Obligations, Borrower will and will cause each Guarantor and each Subsidiary to:

Section 8.1.  Financial Statements and Information.  Furnish or cause to be furnished to Agent a copy of each of the following within the times indicated:

(a)  as soon as available and in any event no later than one hundred five (105) days after the end of Borrower’s and each Guarantor’s fiscal year, (i) annual audited consolidated financial statements for Borrower and its Subsidiaires, and all notes thereto, including a balance sheet and statements of income, retained earnings and cash flows for such fiscal year and the immediately preceding fiscal year in comparative form, all prepared in conformity with GAAP on a consolidated basis and accompanied by a report and opinion of independent certified public accountants satisfactory to Majority Lenders stating that such accountants have conducted audits of such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such financial statements present fairly, in all material respects, Borrower’s and each Guarantor’s, as applicable, financial position as of their date and the results of Borrower’s and each Guarantor’s, as applicable, operations and cash flows for the period they covered in conformity with GAAP, and (ii) annual unaudited consolidated financial statements for each Guarantor, including a balance sheet and combined statements of income, retained earnings and cash flows for such fiscal year and the immediately preceding fiscal year in comparative form, all prepared in accordance with GAAP on a consolidated basis as applied in the preparation of the audited financial statements described in clause (a)(i) above and certified on behalf of Borrower or such Guarantor, as applicable, by an appropriate officer or other responsible party acceptable to Agent;

(b)  as soon as available but in any event within fifty (50) days after the end of each fiscal quarter, unaudited consolidated financial statements for Borrower and each Guarantor, including a balance sheet as at the close of such quarter, and a cash flow and income statement for such quarter, all prepared in accordance with GAAP on a consolidated basis and certified on behalf of Borrower or such Guarantor, as applicable, by an appropriate officer or other responsible party acceptable to Agent;

(c)  as soon as available and in any event within thirty (30) days after the end of each month, unaudited consolidated financial statements for Borrower and each Guarantor, including a balance sheet as at the close of such month, and a cash flow and income statement for such month, all prepared in accordance with GAAP on a consolidated basis and certified on behalf of Borrower or such Guarantor, as applicable, by an appropriate officer or other responsible party acceptable to Agent;

(d)  as soon as available and in any event within fifteen (15) days after the end of each calendar month a complete aging of all Accounts Receivable by Borrower;

(e)  as soon as available and in any event within thirty (30) days prior to the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f)  as soon as available and in any event within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g)  promptly following the discovery thereof, information in reasonable detail correcting any information provided to Agent or any Lender which Borrower, any Guarantor or any Subsidiary discovers to be inaccurate or misleading in any material respect;

(h)  such other information relating to Borrower’s, any Guarantor’s or any Subsidiary’s financial condition and affairs as Agent or any Lender may from time to time reasonably requests or as may be required from time to time by any Transaction Document; and

(i)  contemporaneously with the delivery of the annual and quarterly financial statements referred to in clauses (a) and (b) above, such financial reports and information as Agent shall require evidencing compliance with the applicable financial covenants, which reports and information shall include, at a minimum, delivery to Agent and each of the Lenders of an officer’s certificate substantially in the form set forth on Exhibit B attached hereto, signed by an authorized financial or accounting officer of Borrower (or any other authorized officer satisfactory to Agent) (a “Compliance Certificate”), and, if requested by Agent, back-up documentation (including invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the deductions from revenues in determining such compliance.

Section 8.2.  Maintenance of Existence/Good Standing and Permits.  Maintain (a) its existence and obtain and maintain all franchises and permits necessary for Borrower, each Guarantor and each Subsidiary continuously to be in good standing in its state of its organization with full power and authority to conduct its regular business and to own and operate its property; (b) all licenses, permits, other authorization and agreements necessary to operate and maintain its various businesses; and (c) its property, including leasehold estates, in a good, operable condition.

Section 8.3.  Compliance With Governmental Requirements.  Conduct its business in substantial compliance with all Governmental Requirements, including, but not limited to, any environmental laws, and will comply with and punctually perform all of the covenants, agreements and obligations imposed upon it to the extent any failure to so comply could reasonably be expected to have a Material Adverse Effect or cause any representation or warranty in the Transaction Documents to be false or misleading.

Section 8.4.  Payment of Obligations.  Pay punctually and discharge when due, (a) or renew or extend, any debt incurred by it and will discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on its part in connection therewith or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of the property or assets of Borrower, any Guarantor or any Subsidiary; provided, that nothing contained in this Section 8.4 shall require Borrower, any Guarantor or any Subsidiary to pay, discharge, renew or extend any such indebtedness or to discharge, perform or observe any such covenants, provisions and conditions so long as Borrower, such Guarantor or such Subsidiary shall be diligently and in good faith contesting any claims which may be asserted against it with respect to any such indebtedness or any such covenants, provisions and conditions and shall set aside on its books reserves with respect thereto deemed adequate by Agent; and (b) all taxes, lease payments and any other obligations arising in connection with the ownership and operation of Borrower’s, any Guarantor’s or any Subsidiary’s businesses.

Section 8.5.  Notification of Material Adverse Change.  Immediately upon acquiring knowledge of any material adverse change in its assets, liabilities, financial condition, business, operations, affairs or circumstances, notify Agent in writing thereof, setting forth the nature of such change in reasonable detail and will take or cause to be taken all such steps as are necessary or appropriate to remedy promptly any such change.

Section 8.6.  Notification of Defaults.  Immediately upon acquiring knowledge thereof, notify Agent by telephone (and confirm such notice in writing within five (5) days) of the existence of any Default or Event of Default hereunder or of any default or event of default (however denominated) under any of the Transaction Documents, or under the loan papers evidencing and/or securing any other Debt, specifying the nature and duration thereof and what action Borrower has taken, is taking and proposes to take with respect thereto.  In no event shall silence by Agent or any Lender be deemed a waiver by it of a Default or an Event of Default.  Borrower will take all such steps as are necessary or appropriate to remedy promptly any such Default or Event of Default

Section 8.7.  Notification of Ownership Changes.  Promptly (and in any event within two (2) Business Days) notify Agent of any change in, or encumbrance to ownership of more than ten percent (10%) of the capital stock of Borrower, any Guarantor or any Subsidiary.

Section 8.8.  Notification of Lawsuits.  Promptly (and in any event within two (2) Business Days) upon obtaining knowledge of the institution of any legal actions pending or threatened in writing against Borrower, any Guarantor or any Subsidiary, notify Agent in writing of the pendency of such legal action.  Agent or any Lender may (but shall not be required to) participate in any such legal action, and Borrower, the applicable Guarantor or the applicable Subsidiary shall from time to time deliver to Agent and such Lender all instruments requested by it to permit such participation.  Borrower, the applicable Guarantor, or the applicable Subsidiary shall, at its expense, diligently prosecute any such proceedings, and shall consult with Agent and any Lender, their attorneys and experts, and cooperate with them in the carrying on or defense of any such proceeding.

Section 8.9.  Additional Information.  Furnish to Agent or any Lender from time to time such information relating to the Collateral or Borrower’s, any Guarantor’s or any Subsidiary’s financial condition and affairs as Agent or such Lender may from time to time request or as may be required from time to time by any Loan Document.

Section 8.10. Books and Records.  At all times maintain proper books of record and account in accordance with GAAP or, if approved by Majority Lenders, other sound accounting practice in which true, full and correct entries will be made of all its dealings and business affairs, and will set aside on its books adequate reserves for depletion, depreciation, obsolescence and/or amortization of its property, and all other reserves which, in accordance with sound accounting practice, should be set aside, and will write down, to the estimated salvage value thereof, all property not useful in its business.  Agent or any Lender shall be entitled to have such books examined and audited, at the expense of Borrower, at any time by representatives of Agent or any Lender.

Section 8.11. Insurance.  At all times maintain insurance with insurance companies acceptable to Agent , in such amounts and against such risks as are satisfactory to Agent, including without limitation casualty and liability insurance complying with the loss payee and notice requirements specified in Section 7.1(d), and, in any event, as would be reasonably prudent for entities in the same or similar type and size of business and owning similar property in the same general area, and furnish to Agent, not less frequently than annually a certificate of insurance as to the insurance carried.  If Borrower, any Guarantor, or any Subsidiary shall at any time or times hereafter fail to obtain or maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to such policies, Agent may if instructed in writing by the Majority Lenders, but shall not be obligated to, obtain or cause to be maintained insurance coverage, including at the Majority Lenders’ option, the coverage provided by all or any of the policies of Borrower and its Subsidiaries or Guarantors and pay all or any part of the premium therefor, without waiving any default by Borrower, and any sums so disbursed by Lenders shall be payable on demand.

Section 8.12. Deposit Relationship.  At all times maintain all depository and treasury services businesses with Heartland Bank during the term of this Agreement; provided, that Borrower shall have a period not to exceed sixty (60) days to move all such depository and treasury services business to Heartland Bank and close all of the accounts identified on Schedule 8.12.

Section 8.13. Assignment of Contracts.  As additional security for the Obligations, Borrower hereby transfers and assigns to Agent, for the benefit of the Lenders, all of Borrower’s right, title and interest, but not its liability, in, under, and to all contracts and agreements related to the Collateral and agrees that all of the same are covered by the security agreement provisions of the Security Agreements.  Borrower agrees to deliver to Agent from time to time upon Agent’s request such consents to the foregoing assignment from parties contracting with Borrower as Agent may require. Neither this assignment nor any action by Agent or any Lender shall constitute an assumption by Agent or any Lender of any obligation under any contract.  Borrower hereby agrees to perform all of its obligations under any contract, and Borrower shall continue to be liable for all obligations of Borrower with respect thereto.  Agent, upon the written instruction of the Majority Lenders, shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as the Majority Lenders may determine to be necessary to cure any default under any contract or to protect the rights of Borrower, Agent or the Lenders with respect thereto.  Borrower irrevocably constitutes and appoints Agent, for the benefit of the Lenders, as Borrower’s attorney-in-fact, which power of attorney is coupled with an interest and irrevocable, to enforce in Borrower’s name or in Agent’s or any Lender’s name all rights of Borrower under any contract.  Neither Agent nor any Lender shall incur any liability if any action so taken by it or on its behalf shall prove to be inadequate or invalid.  Borrower indemnifies and holds Agent and each Lender harmless against and from any loss, cost, liability or expense (including, but not limited to, consultants’ fees and expenses and attorneys’ fees and expenses) incurred in connection with Borrower’s failure to perform such contracts or any action taken by Agent or any Lender, except as set forth in the next sentence.

WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO AGENT AND TO EACH LENDER WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE (WHETHER SOLE, COMPARATIVE OR CONTRIBUTORY) OR STRICT LIABILITY OF LENDER.  HOWEVER, SUCH INDEMNITIES SHALL NOT APPLY TO LENDER TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER.  Borrower represents and warrants to Agent and to each Lender that the copy of any contract furnished or to be furnished to Agent is and shall be a true and complete copy thereof, that there have been no modifications thereof which are not fully set forth in the copies delivered, and that Borrower’s interest therein is not subject to any claim, setoff, or encumbrance.

Section 8.14. Inspection.  Agent, each Lender and their agents may inspect the Collateral at any reasonable time upon advance notice, unless Agent or any Lender deems such inspection is of an emergency nature, in which event Borrower shall provide Agent, each Lender and their agents with immediate access to the Collateral or to the location of the Collateral.  Borrower will furnish to Agent, each Lender and their agents, for inspection and copying, all specifications, books and records, and other documents and information that Lender may request from time to time.

Section 8.15. Notice to Agent.  Borrower shall promptly within five (5) days after the occurrence of any of the following events, notify Agent in writing thereof, specifying in each case the action Borrower has taken or will take with respect thereto:  (a) any violation of any law or Governmental Requirement; (b) any litigation, arbitration or governmental investigation or proceeding instituted or threatened against Borrower, any Guarantor or any Subsidiary, and any material development therein; (c) any labor controversy pending or threatened against Borrower, any Guarantor or any Subsidiary, or any contractor thereof, and any material development in any labor controversy; (d) any notice received by Borrower, any Guarantor or any Subsidiary with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to the Collateral; (e) any lien filed against the Collateral; or (f) any required permit, license, certificate or approval with respect to the Collateral lapses or ceases to be in full force and effect.

Section 8.16. Other Information.  Borrower shall furnish to Agent and Lenders from time to time upon Agent’s request such other information relating to Borrower, any Guarantor, any Subsidiary, the Collateral or any other indemnitor or other person or party connected with Borrower, any Guarantor, any Subsidiary, the Loan, the Collateral or any security for the Loan.

Section 8.17. Reports and Testing.  Borrower shall promptly deliver to Agent and Lenders copies of all reports, studies, inspections and tests made on any property on which the Collateral is or has been located.

Section 8.18. Appraisal.  Agent, for the benefit of the Lenders, may obtain from time to time, an appraisal of all or any part of the Collateral prepared in accordance with written instructions from Agent by a third-party appraiser engaged directly by Agent and approved by the Majority Lenders. Each such appraiser and appraisal shall be satisfactory to Agent (including satisfaction of applicable regulatory requirements).  The cost of any such appraisal shall be borne by Borrower; provided that in no event shall Borrower be responsible for the cost of more than one appraisal in any twelve (12) month period, unless a Default or Event of Default has occurred.

Section 8.19. Financial Covenants.

(a)  Fixed Charge Coverage Ratio.  Borrower shall maintain at all times, as determined on the last day of each fiscal quarter commencing December 31, 2014 for the twelve (12) month period then ending, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00; provided, that with regard to the calculation of the foregoing for every testing period prior to the first anniversary of the Closing Date, clause (b) of the definition of Fixed Charge Coverage Ratio will be calculated for the period of time from the Closing Date to the date of calculation, annualized to give effect to a twelve (12) month period.

(b)  Tangible Net Worth.  Borrower shall maintain at all times, as determined on the last day of each fiscal quarter commencing December 31, 2014, a Tangible Net Worth of not less than $1,000,000.

(c)  Capital Expenditures.  Borrower will not and will not permit any Subsidiary to either make or commit or agree to make any Capital Expenditure that was not included in the annual budget provided to, and approved by the Majority Lenders, during any fiscal quarter that would cause the aggregate amount of all Capital Expenditures in such fiscal quarter to exceed $100,000, unless otherwise agreed to by the Majority Lenders in writing.  Majority Lenders hereby agree that the Capital Expenditures set forth on Schedule 8.19 shall be deemed approved for the annual budget for 2015; provided, however, that when such payment becomes due and payable, if a Default or Event of Default is occurring or would result from such payment, the payment will be deferred until such time when no Default or Event of Default exists or would result from such payment.

(d)  First Lien Leverage Ratio.  Borrower shall maintain at all times, as determined on the last day of each fiscal quarter for the twelve (12) month period then ending, a First Lien Leverage Ratio of no greater than (i) for the period ending December 31, 2014, 3.00 to 1.00; (ii) for the period ending March 31, 2015, 2.75 to 1.00; (iii) for the period ending June 30, 2015, 2.50 to 1.00; (iv) for the period ending September 30, 2015, 2.25 to 1.00; and (v) for the period ending December 31, 2015, and each fiscal quarter thereafter, 2.00 to 1.00.

(e)  Ratio of EBITDA to Interest Expense.  Borrower will not permit, as determined on the last day of each fiscal quarter for such fiscal quarter then ending, the ratio of EBITDA for the twelve-month period ending on such date to cash Interest Expense for the twelve-month period ending on such date to be less than:  (i) for the period ending December 31, 2014, 2.75 to 1.00, (ii) for each period ending during the calendar year 2015, 3.75 to 1.00, and (iii) for each period ending during the calendar year 2016 and each year thereafter, 4.75 to 1.0.

(f)  Debt Service Reserve Account.  Borrower shall maintain at all times a balance in the Debt Service Reserve Account sufficient to pay all Debt and Interest Expense to be paid during the next fiscal quarter. It is expressly understood that the Debt Service Reserve Account is not an advance payment of Debt and Interest Expense and will be held by Agent as security for the performance of Borrower under this Agreement.  If at any time any payment due under any Debt of Borrower is overdue and unpaid, at the option (and without obligation) of the Majority Lenders, Agent may apply any portion of the Debt Service Reserve Account to the payment of any such overdue payment.  Should any portion of the Debt Service Reserve Account be appropriated and applied by Agent for the payment of overdue amounts owing on any Debt, including the Obligations or should the amount of the Debt Service Reserve Account be insufficient to pay all Debt and Interest Expense to be paid during the next fiscal quarter of Borrower, Borrower must, upon the written demand of Agent, forthwith remit to Agent, a sufficient amount in cash to restore the Debt Service Reserve Account to the amount required hereunder.

Section 8.20. Operations Meeting.  Borrower will hold a regularly scheduled operations meeting with Agent and the Lenders at least monthly during the period prior to the first anniversary of the Closing Date and at least quarterly thereafter.  Such operations meetings may be conducted telephonically.

Section 8.21. Cash Collateral Account; Collections Account.  Except as set forth below, all proceeds of Collateral shall be deposited by Borrower into a blocked account administered by Agent (the “Cash Collateral Account”), pursuant to a blocked account agreement in form and substance satisfactory to Agent.  Lenders will pay the purchase price for any Approved Receivable to Borrower by crediting the Net Amount, less the Reserve, to the Borrower’s Cash Collateral Account to be disbursed for Approved Uses, including without limitation, payments for Borrower’s existing Capitalized Leases set forth on Schedule 8.21 hereof (“Permitted Capital Leases”).  Notwithstanding the foregoing, Borrower shall direct all Account Debtors to deliver or transmit all proceeds of Accounts Receivable into a lockbox account as specified by Agent (the “Collections Account”), which such Collections Account shall be subject to a blocked account agreement in form and substance satisfactory to Agent.  Additionally, Borrower shall immediately deliver all payments on, and proceeds of Accounts Receivable, to the Collections Account.  Upon the occurrence of an Event of Default, Agent shall be, and hereby is, authorized to pay on a daily basis all amounts in the Collections Account or the Cash Collateral Account to the Agent, for the benefit of the Lenders, to be applied, first, to the Term Loan, and, second, to all other Obligations.

Section 8.22. Approved Receivables. With respect to each Approved Receivable as it arises: (a) (i) the Borrower will have made delivery of the goods and/or will have rendered the services represented by the Invoice, and the goods and/or services will have been accepted; (ii) the Borrower will have preserved and will continue to preserve any Liens and any rights to Liens available by virtue of the sales and/or services; (iii) the Customer will not be a Guarantor or a Subsidiary or Affiliate of Borrower; (iv) the Lender's copy of the Invoice will be genuine and will comply with this Agreement; (v) the Borrower will have no knowledge of any dispute or potential dispute that may impair the validity of the transaction or the Customer's obligation to pay the related Approved Receivable in accordance with its terms; (vi) the Borrower will have the right to render the services and/or to sell the goods creating the Approved Receivable, and will do so in compliance with all Governmental Requirements; (vii) the Borrower will have paid or provided for the payment of all taxes arising from the transaction creating the Approved Receivable; (viii) the Approved Receivable will not be subject to any deduction, offset, defense, or counterclaim; and (ix) the Borrower will notify Lender immediately of any upgrades and/or changes to its accounting software; (b) the transactions described in Section 2.1 are account purchase transactions, and the Borrower will reflect such transactions in its accounting books and records as absolute sales of Approved Receivables to the Lender; (c) the Borrower will reimburse and indemnify the Lender for all loss, damage and expenses, including reasonable attorneys’ fees, incurred in defending such transactions as absolute sales of Approved Receivables, or as a result of the recharacterization of such transactions; and (d) in the event of the commencement of any proceeding under any bankruptcy, insolvency or other similar law by or against the Borrower, the Borrower will not oppose or object to any motion by the Lender seeking relief from the automatic stay provisions of such laws with respect to the Reserve or the Reserve Account, or to any motion by the Lender with respect to the Approved Receivables.

Section 8.23. Forms and Procedures.  The Borrower will use only forms, and agreements supplied to or approved by the Lender in connection with the Approved Receivables, and will follow all procedures that are satisfactory to the Lender in connection with the use of such forms and agreements.  The Lender does not desire to manage or operate the Borrower but to insure that the Borrower is properly representing the billing terms to its Customers.

Section 8.24. Responsibility for Use.  The Borrower is solely responsible for the adequacy, completeness, delivery and accuracy of the raw data relating to the Approved Receivables, its preparation in the form required by the Lender, and its transmission to the Lender.  The Borrower provides to the Lender all information  used to create the form of credit application and agreement and other documentation.  The Borrower understands that these  documents  should be reviewed by the Borrower's counsel, as the Lender makes no representation or warranty as to their enforceability in the Borrower's state or their compliance with applicable Governmental Requirements.  The Lender and the Borrower agree that the Lender is the owner of all Approved Receivables purchased by the Lender, and that all activities of the Lender in connection with the purchase of Approved Receivables, receipt of payments for the Approved Receivables, generation of information, and processing of data, is for the account of the Lender's own affairs, and that the information generated in connection with those activities is the property of the Lender.  The Lender is not performing as a collection agency under this Agreement.

Section 8.25. Hazardous Material Laws.

(a)  Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b)  (i) Promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(c)  To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d)  Provide such information and certifications which the Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 8.25.

Section 8.26. Publicly Traded Status.  HII will not take any action or knowingly take any inaction or file any document to terminate or cause the termination of the registration of its common stock under Section 12 of the Securities Act of 1934, as amended, without Majority Lender's consent.

ARTICLE IX

NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as Borrower may request that Lender purchase Approved Receivables under this Agreement and until payment in full of the Obligations, Borrower will not and will not permit any Subsidiary to, and no Guarantor will, without obtaining the prior written consent of the Majority Lenders:

Section 9.1.  Debt.  Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or otherwise become or remain liable with respect to, any Debt, contingent or otherwise (including without limitation, any off balance sheet liabilities), except the Obligations and the Debt set forth on Schedule 9.1.  Notwithstanding the foregoing, Borrower shall be permitted to incur purchase money Debt and Capitalized Leases in respect of specific items of equipment after December 31, 2015, provided, however, that (i) any Liens granted by Borrower in connection with such future purchase money Debt or Capitalized Lease must also be permitted under (l) of the definition of Permitted Liens; (ii) no Default or Event of Default exists at the time of such incurrence, (iii) Borrower can demonstrate pro forma compliance with the financial covenants set forth in Section 8.19 after the incurrence of such Debt, and (iv) the principal and interest payment terms of such Debt are approved by the Majority Lenders.

Section 9.2.  Liens.  Create or suffer to be created or to exist any Lien excepting only Permitted Liens.

Section 9.3.  Organizational Documents.  Modify or amend its organization documents or suffer or permit a material modification or amendment to its organizational documents in any manner that reasonably could be expected to affect any rights of Agent or any Lender under the Transaction Documents or have a Material Adverse Effect.

Section 9.4.  No Subsidiaries.  Acquire or form any Subsidiary unless (a) such Subsidiary (i) is a wholly-owned Subsidiary, (ii) executes and delivers to Agent, for the benefit of the Lenders, a Guaranty and such other Transaction Documents as required by Agent, and (iii) delivers such certificates, evidences of corporate action, financing statements, opinions of counsel and other documents as Agent or any Lender may reasonably request, and (b) Borrower, the appropriate Guarantor or the appropriate Subsidiary executes a Security Agreement pledging to Agent, for the benefit of the Lenders, the stock of such new Subsidiary, and delivers to Agent the applicable stock certificates and stock powers executed in blank, all of the items referred to in (a) and (b) above to be in form and substance reasonably satisfactory to Agent, in each case not later than 10 days after the acquisition or formation of such Subsidiary.

Section 9.5.  Dividends.  Declare or pay any Distributions except as set forth below (“Permitted Distributions”):

(a)   Dividends payable solely in shares of Borrower common stock;

(b)  So long as no Default or Event of Default has occurred and is continuing and would not exist immediately after such payment, dividends in respect of Borrower’s currently outstanding shares of its Series A Convertible Preferred Stock; provided, that Borrower must deliver to Agent pro forma compliance with the financial covenants set forth in Section 8.19 both before and after the making of such Permitted Distribution;

(c)  Issuances of Borrower’s common stock upon conversion or exercise of any equity and/or debt instruments.

Section 9.6.  Acquisitions.  Make any Acquisition, other than Permitted Acquisitions.

Section 9.7.  Mergers, Conveyances, Consolidations, etc.  (a) Merge or consolidate with or into any other Person, (b) convey, sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets to any Person, including but not limited to the sale or discount of any Accounts Receivable and any sale/leaseback transaction, or (c) adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution, except that a Subsidiary of Borrower may be a party to any merger or consolidation that constitutes an Acquisition permitted by Section 9.6, provided that such Subsidiary shall be the survivor of any such merger or consolidation.

Section 9.8.  Change of Name or Location.  Change its name, state of organization, or the location of its chief executive office without first notifying Agent in writing of such change at least thirty (30) days before its effective date.

Section 9.9.  Investments.  Make or permit to remain outstanding any Investment other than Permitted Investments.

Section 9.10. Subordinated Debt.  Permit any amendment or modification to the documents evidencing or governing any subordinated debt permitted by the Majority Lenders hereunder, or directly or indirectly, voluntarily prepay, defease or in substance defease, purchase, redeem, retire, or otherwise acquire, any such subordinated debt.

Section 9.11. Character of Business.  Change the general character of its business as conducted on the Closing Date, or engage in any type of business not reasonably related to its business as presently conducted.

Section 9.12. Management Change.  Permit the termination of, or change of, (a) Matthew C. Flemming as the Chairman, the President, Chief Executive Officer, or Chief Financial Officer of Borrower, or (b) the Chief Executive Officer of any Guarantor.

Section 9.13. Location of Collateral.  Without at least fifteen (15) days prior written notice to Agent add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000) in Borrower’s, such Guarantor’s or such Subsidiary’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee at a location other than to a bailee and at a location already disclosed to Agent in writing.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower shall cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Agent.

Section 9.14. Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate, except for (i) transactions that are in the ordinary course of Borrower’s, such Guarantor’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower, such Guarantor or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions between or Borrower and any Guarantor or Subsidiary, or (iii) transactions set forth on Schedule 9.14.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.1. Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” (herein so called) under this Agreement:

(a)  Borrower shall fail to pay when due any principal of or interest on the Term Loan or any monetary amount due under this Agreement or any other Transaction Document on demand;

(b)  Borrower shall fail to pay any other monetary amount when due under this Agreement or any other Loan Document (other than an amount payable under Section 10.01(a)), when due and such failure shall continue unremedied for a period of five (5) days;

(c)  any covenant, agreement or condition contained in Section 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.19, 8.20, 8.21, 8.22, 8.23 or Article IX of this Agreement  is not fully and timely performed, observed or kept in all material respects;

(d)  any covenant, agreement or condition contained in this Agreement or in any other Loan Document (other than as covered by Sections 10.1(a), 10.1(b) and 10.1(c) above) is not fully and timely performed, observed or kept in all material respects, and which such failure continues for a period of thirty (30) days after the date any officer of Borrower obtains knowledge of such default or Agent sends notice to Borrower of such failure; provided, however, that Agent shall not be required to give any such notice more than two (2) times in any twelve (12) month period;

(e)  any representation, warranty, certification or statement made or deemed to have been made by Borrower, any Guarantor or any Subsidiary in this Agreement or by Borrower, any Guarantor or any Subsidiary or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement, including, without limitation, any other Transaction Document, shall prove to have been incorrect in any material respect when made;

(f)  any event or condition shall occur and continue unremedied or unwaived for a period beyond any applicable cure period provided pursuant to the terms of any Debt of Borrower, any Guarantor, or any Subsidiary which entitles (or, with the giving of notice or lapse of time or both, would entitle) the holder of any such Debt to accelerate the maturity thereof;

(g)  Borrower, any Guarantor or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)  an involuntary case or other proceeding shall be commenced against Borrower, any Guarantor, or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against Borrower, any Guarantor, or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i)  (i) the service of process seeking to attach, by trustee or similar process, any funds of Borrower, any Guarantor, or any Subsidiary, or (ii) a notice of lien or levy is filed against any of the assets of Borrower, any Guarantor, or any Subsidiary by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within fifteen (15) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise);

(j)  (i) any material portion of the assets of Borrower, any Guarantor, or any Subsidiary is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower, any Guarantor, or any Subsidiary from conducting all or any material part of its business;

(k)  one or more final, non-appealable judgments or orders for the payment of money in an aggregate amount outstanding at any time shall be rendered against Borrower, any Guarantor or any Subsidiary and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days or (ii) is not fully paid and satisfied at least ten  days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

(l)  one or more judgments or orders for the payment of money in an aggregate amount exceeding $50,000 shall be rendered against Borrower, any Guarantor or any Subsidiary, whether or not otherwise bonded or stayed;

(m)  the sale, pledge, encumbrance, assignment or transfer, voluntarily or involuntarily, of any interest in any Borrower (other than publicly-traded shares of HII), any Guarantor, or any Subsidiary, without the prior written consent of the Majority Lenders;

(n)  a Change in Control;

(o)  the occurrence of any breach or default under any terms or provisions of any Permitted Subordinated Debt or of any Subordination Agreement or the occurrence of any event requiring the prepayment of any Permitted Subordinated Debt;

(p)  any Governmental Approval shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or non-renewal adversely affects the legal qualifications of Borrower, any Guarantor or any Subsidiary to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

(q)  the occurrence of an event of default under the Term Loan Credit Agreement.

Section 10.2. Remedies.  If any of the Events of Default specified in Section 10.1 shall occur, then (a) Agent, upon the written instruction of the Majority Lenders, shall be entitled (i) by notice to Borrower, to declare Borrower’s ability to request that Lender purchase Approved Receivables to be terminated, whereupon the same shall forthwith terminate, and (ii) to declare all amounts payable under this Agreement and the other Transaction Documents, to be forthwith due and payable, whereupon the notes, all such interest and all such other amounts, shall become and be forthwith due and payable without presentment, demand, protest, or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower, and (b) Agent, upon the written instruction of the Majority Lenders, may avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the other Transaction Documents or any other document executed pursuant hereto or in connection herewith; provided, however, that with respect to any Event of Default described in Section 10.1(g)  or 10.1(h), the entire unpaid principal amount of the Term Loan Note, all interest accrued and unpaid thereon and all such other amounts payable under the Term Loan Note, this Agreement and the other Loan Documents, shall automatically become immediately due and payable, without presentment, demand, protest, or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower.

Section 10.3. Certain Other Remedial Matters.  Upon the occurrence of any Event of Default, Agent, upon the written instruction of the Majority Lenders, shall also have the right immediately and without notice, to take possession of and exercise possessory rights with regard to any property securing payment of the Obligations.  All powers, rights and remedies of Agent, for the benefit of the Lenders, set forth in this Article X shall be cumulative and not exclusive of any other power, right or remedy available to Agent or any Lender under any Governmental Requirement or under this Agreement, the other Transaction Documents or any other document executed pursuant hereto or in connection herewith to enforce the performance or observance of the covenants and agreements contained in this Agreement and the other Transaction Documents, and no delay or omission of Agent or any Lender to exercise any power, right or remedy shall impair any such power, right or remedy, or shall be construed to be a waiver of the right to exercise any such power, right or remedy.  Every power, right or remedy of Agent or each Lender set forth in this Agreement, the other Transaction Documents or any other document executed pursuant hereto or in connection herewith, or afforded by Governmental Requirement may be exercised from time to time, and as often as may be deemed expedient by Agent or any such Lender.

Section 10.4. Disposition of Collateral.  Upon the occurrence of any Event of Default, Agent, upon the written instruction of the Majority Lenders, Lender may exercise all rights and remedies against the Collateral available under the Code.  Borrower hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to Borrower, addressed as set forth in Section 11.4, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.  The proceeds of the Collateral shall be applied by Agent, for the benefit of the Lenders, to payment of the Obligations in such order as the Lenders shall determine, each in its sole discretion.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Waivers, Etc.  No failure or delay on the part of Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No course of dealing between Borrower, Agent and any Lender shall operate as a waiver of any right of Agent or any Lender.  No modification or waiver of any provision of this Agreement or any other Transaction Document nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 11.2. Reimbursement of Expenses.  Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower agrees to reimburse, within ten (10) days after written demand therefor, (a) Agent and each Lender for its out-of-pocket expenses, including the fees and expenses of counsel to Agent or any Lender, in connection with such transactions, or any of them, or otherwise in connection with this Agreement or any other Transaction Document, including, without limitation, the negotiation, preparation, execution, administration, modification and enforcement of this Agreement or any other Transaction Document and all fees, including the fees and expenses of counsel to Agent or any Lender, costs and expenses of Agent or any Lender in connection with audits, due diligence, transportation, computer, duplication, consultants, search reports, all filing and recording fees, appraisals, insurance, environmental inspection fees, survey fees and escrow fees, and (b) Agent or any Lender for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel, in connection with the enforcement of this Agreement or any other Transaction Document.

Section 11.3. Venue.  BORROWER, AGENT AND EACH LENDER AGREE THAT PULASKI COUNTY, ARKANSAS IS PROPER VENUE FOR ANY ACTION OR PROCEEDING BROUGHT BY BORROWER OR LENDER, WHETHER IN CONTRACT, TORT OR OTHERWISE.  ANY ACTION OR PROCEEDING AGAINST BORROWER MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN SUCH COUNTY TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (B) WAIVES ANY OBJECTION BORROWER MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM.  BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT BORROWER’S ADDRESSES SPECIFIED IN SECTION 11.4.  LENDER MAY SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW AND MAY BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR WITH RESPECT TO ANY OF BORROWER’S PROPERTIES IN COURTS IN OTHER PROPER JURISDICTIONS OR VENUES.

Section 11.4. Notices.  All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, couriered, telecopied, telexed, cabled or delivered addressed as follows:

If to Borrower Agent, to it at:

HII Technologies, Inc.

710 N. Post Oak Road, Suite 400

Houston, Texas 77024

Attention:  Matthew C. Flemming

Telephone: 713-821-3157

Fax: 832-553-1924

Email:  matt@hiitinc.com

With a copy to:

Indeglia & Carney, LLP

11900 Olympic Blvd., Suite 700

Los Angeles, CA 90064

Attention: Greg Carney

Telephone:  310-982-2720

Fax:  310-982.2719

Email:  greg@indegliacarney.com

If to Agent, to it at:

Heartland Bank

One Information Way, Suite 300

Little Rock, Arkansas 72202

Attention:

Telephone:

Fax:  501-614-7832

or as to Borrower or Agent, to such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed, delivered by courier, telecopied, telexed, transmitted, or cabled, become effective when delivered for overnight (next day delivery) or transmitted, or if mailed, three (3) Business Days have elapsed after being deposited in the mail (with first class postage prepaid and addressed as aforesaid), or when confirmed by telex answerback, transmitted to the correct telecopier, or delivered to the courier or the cable company, except that notices and communications from Borrower to Agent shall not be effective until actually received by Agent.

Section 11.5. GOVERNING LAW.  EACH TRANSACTION DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA.

Section 11.6. Survival of Representations, Warranties and Covenants.  All representations, warranties and covenants contained herein or in the other Transaction Documents or made in writing by Borrower or any Subsidiary in connection herewith or therewith shall survive the execution and delivery of this Agreement, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided that Borrower’s ability to request that Lender purchase Approved Receivables hereunder shall not inure to the benefit of any successor or assign of Borrower.  No investigation at any time made by or on behalf of Agent or any Lender shall diminish Agent’s or such Lender’s right to rely thereon.

Section 11.7. Counterparts; Execution by Facsimile Transmission.  This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.  The method of execution of each Transaction Document may be by means of facsimile transmission, and delivery of such a facsimile transmission shall be deemed an original for purposes hereof, provided that each party so delivering a facsimile transmission shall promptly thereafter deliver the original version thereof.

Section 11.8. Separability.  Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein. Each covenant contained in this Agreement shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

Section 11.9. Descriptive Headings.  The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

Section 11.10.  Setoff.  Borrower, for itself and its Subsidiaries, and each Guarantor hereby gives and confirms to Agent and each Lender a right of setoff of all moneys, securities and other property of Borrower, any Guarantor, or any Subsidiary and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to Agent or any Lender, its correspondents or its agents from or for Borrower, any Guarantor, or any Subsidiary, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of Agent or any Lender in any way, and also, any balance of any deposit accounts and credits of Borrower, any Guarantor, or any Subsidiary with, and any and all claims of security for the payment of the Note and of all other liabilities and obligations now or hereafter owed by Borrower, any Guarantor, or any Subsidiary to Agent or any Lender, contracted with or acquired by Agent or any Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and Borrower, for itself and its Subsidiaries, and each Guarantor, hereby authorizes Agent and each Lender at any time or times, while there is then continuing an Event of Default without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to any or all of the Obligations now or hereafter existing, whether such Obligations be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not.  The rights described herein shall be in addition to any collateral security described in any separate agreement executed by Borrower.

Section 11.11.  Successors and Assigns; Participations.

(a)  All covenants, promises and agreements by or on behalf of Borrower, any Guarantor or any Subsidiary, Agent or any Lender contained in this Agreement and the other Transaction Documents shall bind and inure to the benefit of their respective successors and permitted assigns.  None of Borrower, any Guarantor or any Subsidiary may assign or transfer any of its rights or obligations under the Transaction Documents without the prior written consent of the Majority Lenders.

(b)  Any Lender may sell participations to one or more banks or other financial institutions in all or a portion of its rights and obligations under this Agreement and the other Transaction Documents.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its pro rata share of the Loan.  Notwithstanding the foregoing, no such assignment shall be made (i) to Borrower, any Guarantor or any other Person liable for any part of the Obligations or any of Affiliate or Subsidiary of the foregoing, or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

(c)  Notwithstanding any other provision herein, Agent or any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.11, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower or any Subsidiary furnished to Agent or any Lender by or on behalf of Borrower or any Subsidiary.

Section 11.12. Interest.  All agreements between Borrower and Agent or any Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made hereunder or otherwise, shall the amount contracted for, charged, reserved or received by Agent or any Lender for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Transaction Document exceed the Highest Lawful Rate.  If, as a result of any circumstances whatsoever, fulfillment by Borrower of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in Agent or any Lender having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by Agent or any Lender, then, ipso facto, the obligation to be fulfilled by Borrower shall be reduced to the limit of such validity, and if, from any such circumstance, Agent or any Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to Borrower, or, to the extent (i) permitted by applicable law and (ii) such excessive interest does not exceed the unpaid principal balance of the amounts owing on other Obligations of Borrower to Agent or the Lenders under any Transaction Document, applied to the reduction of the principal amount owing on account of the amounts owing on other Obligations of Borrower to Agent or the Lenders under any Transaction

Document and not to the payment of interest.  All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the indebtedness of Borrower to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate.  The terms and provisions of this Section 11.12 shall control and supersede every other provision hereof and of all other agreements between Borrower and Agent or any Lender.

Section 11.13. Indemnification.  Borrower agrees:

(a)  TO INDEMNIFY LENDER AND ITS AFFILIATES AND EACH OF ITS OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH ARE ACTUALLY INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY BORROWER OF THE PROCEEDS OF THE LOAN, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATION OF THE BUSINESS OF BORROWER, ANY GUARANTOR OR THE SUBSIDIARIES, (IV) THE FAILURE OF BORROWER OR ANY OF THE SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF BORROWER, ANY GUARANTOR OR ANY OF THE SUBSIDIARIES SET FORTH IN ANY OF THE LOAN DOCUMENTS, (VI) ANY ASSERTION THAT LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE LOAN DOCUMENTS OR (VII) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATIONS OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY (EXCEPT AS TO THE EXTENT ANY SUCH INDEMNITY MATTERS HAVE BEEN CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY, IT BEING THE INTENT OF THE PARTIES THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FROM INDEMNITY MATTERS CAUSED BY THE NEGLIGENCE, WHETHER SOLE, JOINT, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE, OF SUCH INDEMNIFIED PARTY); AND

(b)  TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWER, THE GUARANTORS, THE SUBSIDIARIES, OR ANY OF THEIR PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES,

(II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY BORROWER, ANY GUARANTOR OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWER OR ANY SUBSIDIARY, (III) DUE TO PAST OWNERSHIP BY BORROWER, ANY GUARANTOR OR ANY SUBSIDIARY OF ANY OF ITS PROPERTIES OR PAST ACTIVITY ON ANY OF ITS PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY BORROWER, ANY GUARANTOR OR ANY SUBSIDIARY OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE BUSINESS OF BORROWER, ANY GUARANTOR OR ANY SUBSIDIARY.

(c)  Borrower’s obligations under this Section 11.13 shall survive the termination of this Agreement and the payment in full of all amounts payable hereunder.

Section 11.14.  Payments Set Aside.  To the extent any payments on the Obligations or proceeds of any Collateral or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any Debtor Relief Law, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and Agent’s and Lenders’ rights, powers and remedies under this Agreement and each other Transaction Document shall continue in full force and effect, as if such payment had not been made or such enforcement or setoff had not occurred.  In such event, each Transaction Document shall be automatically reinstated and Borrower and each Subsidiary shall take such action as may be reasonably requested by Agent or any Lender to effect such reinstatement.

Section 11.15.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Transaction Document, nor consent to any departure by Borrower or any Subsidiary herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and/or the applicable Subsidiary, as to amendments, and by Agent, upon the approval of the Majority Lenders, in all cases, and then, in any case, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.16.  Relationship of the Parties.  This Agreement provides for the making of a loan by Lenders, each in its capacity as a lender, to Borrower, in its capacity as a borrower, and for the payment of interest and repayment of principal by Borrower to Lenders.  The relationship between Lenders and Borrower is limited to that of creditor/secured party, on the one hand, and debtor, on the other hand.  The provisions herein for compliance with financial, and other covenants, delivery of financial, environmental and other reports, and financial, environmental and other inspections, investigations, audits, examinations or tests are intended solely for the benefit of each Lender to protect its interests as a lender in assuring payments of interest and repayment of principal and nothing contained in this Agreement or any other Transaction Document shall be construed as permitting or obligating Agent or any Lender to act as financial or business advisors or consultants to Borrower, any Guarantor, or any Subsidiary, as permitting or obligating Agent or any Lender to control Borrower or any Subsidiary or to conduct or operate Borrower’s, any Guarantor’s or any Subsidiary’s operations, as creating any fiduciary obligation on the part of Agent or any Lender to Borrower, any Guarantor, or any Subsidiary, or as creating any joint venture, agency, or other relationship between the parties other than as explicitly and specifically stated in this Agreement.  Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Transaction Documents and to obtain the advice of such counsel with respect to all matters contained herein.  Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to Lenders for the financial accommodations provided hereby and to execute and deliver this Agreement and the other Transaction Documents.

Section 11.17.  Certain Matters of Construction.  The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and whenever the singular number is used, the same shall include the plural where appropriate, and vice versa.  Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”  References to Borrower or Guarantor shall mean, each person comprising same, jointly and severally.

Section 11.18. JURY TRIAL WAIVER.  EACH OF BORROWER AND LENDER, FOR ITSELF AND ANY OF ITS AFFILIATES, HEREBY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.19.  FINAL AGREEMENT.  THIS WRITTEN AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ARTICLE XII

AGENT

Section 12.1. Appointment of the Agent.  Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Transaction Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower, any Guarantor or any Subsidiary.

Section 12.2. Deposit Account with the Agent or any Lender.  Borrower authorizes the Agent, in the Agent’s sole discretion, upon notice to the Borrower to charge the Cash Collateral Account, the Collections Account, or any general deposit account maintained with the Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

Section 12.3. Scope of the Agent’s Duties.  The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of the Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by Borrower, any Guarantor or any Subsidiary, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Borrower, any Guarantor or any Subsidiary of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder. The Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 12.4. Successor Agent.  The Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrowers and each of the Lenders. If the Agent at any time shall resign or if the office of the Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to the Borrower (which approval shall not be unreasonably withheld or delayed).  Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and the Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, the Borrowers, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as the Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article XII shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 12.5. Credit Decisions.  Each Lender acknowledges that it has, independently of the Agent and each other Lender and based on the financial statements of the Borrowers and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of the Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Transaction Document or any other document executed pursuant hereto.

Section 12.6. Authority of the Agent to Enforce This Agreement.  Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Obligations outstanding under this Agreement or any other Transaction Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to Borrower, any Guarantor or any Subsidiary, or their respective creditors or affecting their respective properties, and to take such other actions which the Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Transaction Documents.

Section 12.7. Indemnification of the Agent.  The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrower, but without limiting any obligation of the Borrower to make such reimbursement), ratably according to their respective interst, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Transaction Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Transaction Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise)

of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Transaction Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by the Borrower, but without limiting the obligation of the Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by the Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or the Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), the Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

Section 12.8. Knowledge of Default.  It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrowers hereunder.

Section 12.9. The Agent’s Authorization; Action by Lenders.  Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Transaction Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (a) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (b) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

Section 12.10. Enforcement Actions by the Agent.  Except as otherwise expressly provided under this Agreement or in any of the other Transaction Documents and subject to the terms hereof, the Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Transaction Documents as the Majority Lenders or all of the Lenders, as the

case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which the Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Transaction Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Transaction Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Transaction Documents.

                Section 12.11. Collateral Matters.

(a)  The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Transaction Documents.

(b)  The Lenders irrevocably authorize the Agent, in its reasonable discretion, (i) to release or terminate any Lien granted to or held by the Agent upon any Collateral (A) upon payment in full of all Obligations payable under this Agreement and under any other Transaction Document; (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (C) constituting property in which Borrower, any Guarantor or any Subsidiary, as applicable, owned no interest at the time the Lien was granted or at any time thereafter; or (D) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 11.15; and (ii) if all of the equity interests held by Borrower, any Guarantor or any Subsidiary in any Person are sold or otherwise transferred to any transferee other than Borrower, any Guarantor or any Subsidiary as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Transaction Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

Section 12.12.The Agents in their Individual Capacities.  Heartland Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Heartland Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower, any Guarantor or any Subsidiary as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

Section 12.13.The Agent’s Fees.  Until the Obligations have been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrowers shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in a fee letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

Section 12.14.Subordination Agreements.  Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into any Subordination Agreement pertaining to any Permitted Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 12.15).  Each Lender further agrees to be bound by the terms and conditions of each Subordination Agreement pertaining to any Debt which is, or which will be, subordinated to the Obligations.

Section 12.15.No Reliance on the Agent’s Customer Identification Program.

(a)  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or  Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)) or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, any Guarantor or any Subsidiary, any of their respective Affiliates or agents, the Transaction Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b)  Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

Section 12.16. Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the priority of the Liens granted to the Agent in the Collateral pursuant to this Agreement and the other Transaction Documents and the exercise, after the occurrence and during the continuance of an Event of Default, of any right or remedy by the Agent or any Lender with respect to certain of the Collateral hereunder or under any of the Transaction Documents are subject to the provisions of the Intercreditor Agreement.

ARTICLE XIII

BORROWER AGENT

Section 13.1. Designation of Agent.  Each Borrower hereby designates Borrower Agent as the agent of that Borrower to discharge the duties and responsibilities of Borrower Agent as provided herein.

Section 13.2. Operation of Borrowers.  Except as otherwise provided in this Section 13.2, loans and advances hereunder shall be requested solely by Borrower Agent, as agent for each Borrower.  Each Borrower shall be directly indebted to the Lenders for the Obligations as if any amount advanced hereunder had been advanced directly by Agent to such Borrower.  Bank shall have no responsibility to inquire to the distribution of the proceeds hereunder to Borrower.  All agreements, covenants, conditions and provisions of this Agreement shall be the joint and several obligation of each Borrower.

Section 13.3. Continuation of Authority of Agent.  The authority of Borrower Agent to act on behalf of, and to bind, each Borrower shall continue unless and until Agent actually receives written notice of the termination of such authority.

Section 13.4. Subrogation and Similar Rights.   Notwithstanding any other provision of this Agreement or any other document related to this Agreement, until payment to Agent, for the benefit of the Lenders, in full and performance of all Obligations, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of the Agent or the Lenders under this Agreement) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other entity now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.5 shall be null and void.  If any payment is made to a Borrower in contravention of this Section 13.5, such Borrower shall hold such payment in trust for Agent, for the benefit of the Lenders, and such payment shall be promptly delivered to Agent, for the benefit of the Lenders, for application to the Obligations, whether matured or unmatured.

Section 13.5. Waivers of Notice.   Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Agent’s or Lender’s failure at any time to require strict performance by any Borrower of any provision of this Agreement shall not waive, alter or diminish any right of Agent or Lenders thereafter to demand strict compliance and performance therewith.  Nothing contained herein shall prevent Agent or Lenders from foreclosing on the lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower.  Each Borrower also waives any defense arising from any act or omission of Agent or Lenders that changes the scope of the Borrowers’ risks hereunder.  Each Borrower hereby waives any right to assert against Agent or any Lender any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other entity liable to Borrower with respect to the Obligations in any manner or whatsoever until the Obligations are paid in full to Agent, for the benefit of the Lenders.

Section 13.6. Subrogation Defenses.  Each Borrower waives the benefits, if any, of any statutory or common law rule that may permit a borrower to assert any defenses of a surety or guarantor, or that may give a borrower the right to require a senior creditor to marshal assets, and Borrower agrees that it shall not assert any such defenses or rights.

Section 13.7. Right to Settle, Release.

(a)

The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another entity or secured by other property, or (ii) any release or unenforceability, whether partial or total, or rights, if any, which Borrower may now or hereafter have against any other entity, including another Borrower, or property with respect to any of the Obligations.

(b)

Without notice to any Borrower and without affecting the liability of any Borrower hereunder, Borrower Agent may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other entity, or (iv) compromise, settle renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other entity who is now or may hereafter be liable with respect to any of the Obligations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK –

SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement effective as the Closing Date.

BORROWER:

HII TECHNOLOGIES, INC.,

a Delaware corporation

/s/ Matthew C. Flemming

By:

Matthew C. Flemming

Chief Executive Officer

APACHE ENERGY SERVICES, LLC,

a Nevada limited liability company

/s/ Matthew C. Flemming

By:

Matthew C. Flemming

Chief Executive Officer

AQUA HANDLING OF TEXAS, LLC,

a Texas limited liability company

/s/ Matthew C. Flemming

By:

Matthew C. Flemming

Chief Executive Officer

HAMILTON INVESTMENT GROUP,

an Oklahoma corporation

/s/ Matthew C. Flemming

By:

Matthew C. Flemming

Chief Executive Officer

KMHVC, INC.,

a Texas corporation

/s/ Matthew C. Flemming

By:

Matthew C. Flemming

Chief Executive Officer

[SIGNATURE PAGE CONTINUES]

AGENT:

HEARTLAND BANK,

an Arkansas state bank

/s/ Phil Thomas

By:

       Phil Thomas, Executive Vice President

[END OF SIGNATURE PAGE]